As filed with the U.S. Securities and Exchange Commission on December 1, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

Tenax Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2834	26-2593535
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Tenax Therapeutics, Inc.

101 Glen Lennox Drive, Suite 300

Chapel Hill, North Carolina 27517

(919) 855-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher T. Giordano

President and Chief Executive Officer

101 Glen Lennox Drive, Suite 300

Chapel Hill, North Carolina 27517

(919) 855-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Donald R. Reynolds S. Halle Vakani Lorna A. Knick Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, NC 27607 Telephone: (919) 781-4000	Copies to:	M. Ali Panjwani Pryor Cashman LLP 7 Times Square New York, NY 10036 Telephone: (212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED December 1, 2023

Shares of Common Stock

Warrants to Purchase up to                 Shares of Common Stock

Pre-Funded Warrants to purchase up to                 Shares of Common Stock

 Up to                 Shares of Common Stock underlying Warrants and Pre-Funded Warrants

 Tenax Therapeutics, Inc.

This is a best efforts public offering of up to: (i)           shares of our common stock, par value $0.0001 per share (the “Common Stock”) and (ii) warrants to purchase up to an aggregate of            shares of Common Stock (the “Warrants”) at an assumed combined public offering price of $            per share of Common Stock and accompanying Warrant (assuming a public offering price equal to the closing price of our Common Stock of $            per share as reported by the Nasdaq Capital Market on            , 2023).

We are also offering to those purchasers, if any, whose purchase of Common Stock in this offering would otherwise result in any such purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase pre-funded warrants in lieu of shares of our Common Stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Common Stock (the “Pre-Funded Warrants”). The purchase price for each Pre-Funded Warrant will equal the per share public offering price for the Common Stock in this offering less the $0.001 per share exercise price of each such Pre-Funded Warrant. Each Pre-Funded Warrant will be exercisable upon issuance and will not expire prior to exercise. For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis. This prospectus also relates to the shares of Common Stock that are issuable from time to time upon exercise of the Pre-Funded Warrants.

Each Warrant, upon exercise at a price of $            per share (            % of the combined public offering price of the Common Stock and accompanying Warrant), will result in the issuance of             shares of Common Stock to the holder of such Warrant. This prospectus also relates to the shares of Common Stock that are issuable from time to time upon exercise of the Warrants.

For purposes of clarity, each share of Common Stock or Pre-Funded Warrant to purchase one share of Common Stock is being sold together with a Warrant to purchase      shares of Common Stock. The Warrants will be immediately exercisable and will expire          years after their initial exercise date. The shares of Common Stock, and as applicable, Pre-Funded Warrants, can be purchased only with the accompanying Warrants, but will be issued separately, and will be immediately separable upon issuance.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “TENX.” The last reported closing price for our Common Stock on Nasdaq on November 30, 2023 was $0.349 per share. None of the Warrants or Pre-Funded Warrants are listed on a national securities exchange. We do not intend to apply to list Warrants or Pre-Funded Warrants on any national securities exchange. Without an active trading market, the liquidity of the Warrants or Pre-Funded Warrants may be limited.

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Nasdaq has granted us an extension until March 25, 2024 to regain compliance with its minimum closing bid price requirement for continued listing on Nasdaq. To regain compliance, the closing bid price of our Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during the 180-calendar day grace period. At a special meeting of stockholders held on November 30, 2023, we received stockholder approval for a proposed amendment to our certificate of incorporation to effect a reverse stock split of our outstanding Common Stock at a reverse stock split ratio of not less than one-for-ten (1:10) and not more than one-for-eighty (1:80), with the exact ratio determined by our Board of Directors in its sole discretion. The primary reason we sought stockholder approval of the reverse stock split is to attempt to increase the per share market price of our Common Stock to exceed the minimum closing bid price requirement for continued listing on the Nasdaq Capital Market. We believe that if a reverse stock split is not effected by us before the expiration of the grace period, it is likely that our Common Stock will be delisted from the Nasdaq Capital Market.

The public offering price for our securities in this offering will be determined at the time of pricing, and may be at a discount to the then-current market price. The assumed combined public offering price used throughout this prospectus may not be indicative of the final offering price. The final public offering price will be determined through negotiation between us and investors based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering.

We expect this offering to be completed not later than two business days following the commencement of this offering and we will deliver all securities to be issued in connection with this offering upon receipt of investor funds received by us. Accordingly, neither we nor the placement agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We have engaged Roth Capital Partners, LLC as our exclusive placement agent (“Roth” or the “placement agent”) to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The placement agent has no obligation to purchase any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering the actual public offering amount, placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the placement agent the placement agent fees set forth in the table below. See “Plan of Distribution” in this prospectus for more information.

	Per Share and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant	Total
Combined public offering price	$	$	$
Placement agent fees(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)

Represents a cash fee equal to 6.5% of the aggregate purchase price paid by investors in this offering. See “Plan of Distribution” beginning on page 44 of this prospectus for a description of the compensation to be received by the placement agent.

(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the Warrants or Pre-Funded Warrants.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus and in the documents which are incorporated by reference herein to read about factors you should consider before investing in our securities.

We anticipate that delivery of the shares of Common Stock and Pre-Funded Warrants, as appliable, and accompanying Warrants against payment therefor will be made on or before          , 2023.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus is          , 2023

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ABOUT THIS PROSPECTUS

The registration statement on Form S-1 of which this prospectus forms a part and that we have filed with the U.S. Securities and Exchange Commission (the “SEC”), includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we, nor the placement agent or any financial advisor engaged by us in connection with this offering, have authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus.

You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

For investors outside the United States: Neither we, nor any placement agent or financial advisor engaged by us in connection with this offering, have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside of the United States.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

When used herein, unless the context requires otherwise, references to “Tenax,” “Tenax Therapeutics,” the “Company,” “we,” “our” and “us” refer to Tenax Therapeutics, Inc., a Delaware corporation.

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Risk Factor Summary

Below is a summary of the principal factors that make an investment in our securities speculative or risky. This summary does not address all of the risks that we face. Additional discussion of the risks summarized in this risk factor summary, and other risks that we face, can be found under the heading “Risk Factors” and should be carefully considered, together with other information included in this prospectus and incorporated by reference into in this prospectus.

Risks Related to Our Financial Position and Need for Additional Capital

•	Our independent registered public accounting firm’s report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.
•

We will require substantial additional funding to further develop our product candidates, including to complete the LEVEL trial (Phase 3 trial of oral levosimendan in Pulmonary Hypertension with Heart Failure with Preserved Ejection Fraction (“PH-HFpEF”)), a subsequent Phase 3 trial of TNX-103, and to initiate or complete any imatinib Phase 3 trial. Failure to obtain this necessary capital when needed on acceptable terms, or at all, or execute on alternative strategic paths, could force us to delay, limit, reduce or terminate our clinical trials, product development efforts and business operations.

•

Our ongoing exploration of alternative strategic paths may not result in entering into or completing transactions, and the process of reviewing alternative strategic paths or their conclusion could adversely affect our stock price.

•	If we do not successfully complete strategic transactions, our Board of Directors may decide to pursue a dissolution and liquidation of our Company.
•	Our failure to regain compliance with Nasdaq’s continued listing requirements could result in the delisting of our Common Stock.
•	We expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.
•	We have incurred losses since our inception, expect to continue to incur losses in the foreseeable future, and may never become profitable.

Risks Related to the Offering

•	This is a best efforts offering, no minimum amount of securities is required to be sold, and we do not expect to raise the amount of capital we believe is required for our business plans.
•	There is no public market for the Warrants or Pre-Funded Warrants.
•	The Warrants in this offering are speculative in nature.
•	Holders of the Warrants and Pre-Funded Warrants will not have rights of holders of our shares of Common Stock until such Warrants or Pre-Funded Warrants are exercised.
•	If you purchase shares of Common Stock in this offering, you will incur immediate and substantial dilution in the book value of the shares of our Common Stock.
•	Our share price has been volatile, and may continue to be volatile, which may subject us to securities class action litigation in the future.

Risks Related to Our Business Strategy and Operations

•	We are limited in the number of products we can simultaneously pursue and therefore our survival depends on our success with a small number of product opportunities.
•

A pandemic, epidemic, or outbreak of an infectious disease, such as COVID-19, or another coronavirus or similar disrupting illness, may materially and adversely affect our business and our financial results.

•	If we fail to attract and retain personnel, we may be unable to successfully develop and commercialize our product candidates.

Risks Related to Drug Development and Commercialization

•	We currently do not have, and may never have, an approved drug products for sale.
•	We are required to conduct additional clinical trials, including the LEVEL trial for oral levosimendan, which are expensive and time consuming, and the outcome of clinical trials is uncertain.
•	The market may not accept our products.

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•

Nonfinal results from our clinical trials announced or published from time to time on an interim, preliminary, or “top-line” basis, may differ from results reported as more patient data become available, and these results are subject to audit and verification procedures that could result in material changes in the final data.

•

Any collaboration we enter with third parties to develop and commercialize any future product candidates may place the development of our product candidates outside our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

•	Delays in the enrollment and completion of clinical testing could result in increased costs to us and delay or limit our ability to obtain regulatory approval.

Risks Relating to Our Industry

•	Intense competition might render our product candidates noncompetitive or obsolete.
•	Our activities are and will continue to be subject to extensive government regulation, which is expensive and time consuming, and we will not be able to sell our products without regulatory approval.
•	We may not receive all of the anticipated market exclusivity benefits of imatinib’s orphan drug designation, if we prioritize imatinib’s development in the future.
•

Even after products are commercialized, we would expect to spend considerable time and money complying with federal and state laws and regulations governing their sale, and, if we are unable to fully comply with such laws and regulations, we could face substantial penalties.

•

We are subject to uncertainty relating to healthcare reform measures and reimbursement policies that, if not favorable to our products, could hinder or prevent our products’ commercial success, if any of our product candidates are approved.

•

Governments outside the United States tend to impose strict price controls and reimbursement approval policies, which may adversely affect our prospects for generating revenue outside the United States.

•	Product liability lawsuits against us could cause us to incur substantial liabilities, limit sales of our existing products and limit commercialization of any products that we may develop.
•	Our business and operations would suffer in the event of computer system failures, cyberattacks or deficiencies in our cybersecurity.

Risks Related to Our Dependence on Third Parties

•	We have historically and we will continue to rely significantly on third parties to conduct our nonclinical testing and clinical studies and other aspects of our development programs.
•	We depend on third parties to formulate and manufacture our products.
•	We currently have no marketing capabilities and no sales organization.

Risks Related to Intellectual Property

•	Our success will depend in part on obtaining and maintaining effective patent and other intellectual property protection for our product candidates and proprietary technology.
•	We rely on confidentiality agreements that, if breached, may be difficult to enforce and could have a material adverse effect on our business and competitive position.
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We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use, our technology.

•	Under current law, we may not be able to enforce all employees’ covenants not to compete.
•	We may infringe or be alleged to infringe intellectual property rights of third parties.

Risks Related to Owning Our Common Stock

•	Anti-takeover provisions in our corporate charter documents and under Delaware law could make an acquisition of us more difficult.
•

Our bylaws contain an exclusive forum provision for certain disputes, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or agents.

•	We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our Common Stock.
•	Our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income may be subject to certain limitations.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case as included elsewhere in or incorporated by reference into in this prospectus.

Business Strategy

Having carefully considered alternatives within the ongoing strategic process announced in September 2022, and having raised capital expected to fund the Company through to the first quarter of 2024, the Company has elected to prioritize its LEVEL trial (Phase 3 testing of oral levosimendan, ahead of imatinib). Activity to initiate the LEVEL trial continued in the third quarter of 2023, and site qualification and selection processes are ongoing, the Company having received U.S. Food and Drug Administration (“FDA”) input into the oral levosimendan protocol and clinical development program in the third quarter of 2023. The Company plans to begin initiating sites in the fourth quarter of 2023 and enrolling patients early in 2024. Additional funding will be needed to complete the LEVEL trial. Supporting this strategic decision were two U.S. Patents issued in March and July 2023, covering the use of IV and oral levosimendan in patients with PH-HFpEF. These patents are the second and third levosimendan patents granted to Tenax since the start of 2022. This prioritization of the Phase 3 testing of levosimendan places the start of a Phase 3 imatinib trial outside the 2023 timeframe, pending fundraising to support that trial, as well as other strategic considerations.

The Company took steps to reduce its monthly operating expenses and conserve cash, as it commenced exploring strategic alternatives in late 2022. The Company at that time cancelled many non-essential operating expenses such as consulting, its office lease, and dues and subscriptions and office supplies associated with that leased office. During the third quarter of 2023, the Company and its contracted clinical research organization increased outreach to North American clinical trial sites, Institutional Review Boards, and other partners who will support the LEVEL trial.

Pending the outcome of our ongoing strategic process, the key elements of our business strategy are outlined below.

Efficiently conduct clinical development to establish clinical proof of principle in new indications, refine formulation, and commence Phase 3 testing of our current product candidates.

Levosimendan and imatinib have been approved and prescribed in countries around the world for more than 20 years, but we believe their mechanisms of action have not been fully exploited, despite promising evidence they may significantly improve the lives of patients with pulmonary hypertension. We are conducting clinical development with the intent to establish proof of beneficial activity in cardiopulmonary diseases in which these therapeutics would be expected to have benefit for patients with diseases for which either no pharmaceutical therapies are approved at all, or in the case of pulmonary arterial hypertension (“PAH”), where numerous, expensive therapies generally offer a modest reduction of symptoms. Our focus is primarily on designing and executing formulation improvements, protecting these innovations with patents and other forms of exclusivity, and employing innovative clinical trial science to establish a robust foundation for subsequent development, product approval, and commercialization. We intend to submit marketing authorization applications following two Phase 3 trials of levosimendan and, when appropriate, a single Phase 3 trial of imatinib. Our trials are designed to incorporate and reflect advanced clinical trial design science and the regulatory and advisory experience of our team. We intend to continue partnering with innovative companies, renowned biostatisticians and trialists, medical leaders, formulation and regulatory experts, and premier clinical testing organizations to help expedite development, and continue expanding into complementary areas when opportunities arise through our development, research, and discoveries. We also intend to continue outsourcing when designing and executing our research.

Efficiently explore new high-potential therapeutic applications, in particular where expedited regulatory pathways are available, leveraging third-party research collaborations and our results from related areas.

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Levosimendan has shown promise in multiple disease areas in the more than two decades following its approval. Our own Phase 2 study and open-label extension has demonstrated that a formerly under-appreciated mechanism of action of levosimendan, its property of relaxing the venous circulation, brings about durable improvements in exercise capacity and quality of life, as well as other clinical assessments, in patients with PH-HFpEF. We believe this patient population today has no pharmaceutical therapies available and we are committed to exploring potential clinical indications where our therapies may achieve best-in-class profile, and where we can address significant unmet medical needs.

We believe these factors will support approval by the FDA of these product candidates based on positive Phase 3 data. Through our agreement with our licensor, Orion, the originator of levosimendan for acute decompensated heart failure, we have access to a library of ongoing and completed trials and research projects, including certain documentation, which we believe, in combination with positive Phase 3 data we hope to generate in at least one indication, will support FDA approval of levosimendan. Likewise, the regulatory pathway for approval of imatinib for the treatment of PAH, as formulated by Tenax at the dose shown to be effective in a prior Phase 3 trial conducted by Novartis, allows Tenax to build on the dossier of research results already reviewed by the FDA. In order to achieve our objectives of developing these medicines for new groups of patients, we have established collaborative research relationships with investigators from leading research and clinical institutions, and our strategic partners. These collaborative relationships have enabled us to explore where our product candidates may have therapeutic relevance, gain the advice and support of key opinion leaders in medicine and clinical trial science, and invest in development efforts to exploit opportunities to advance beyond current clinical care.

Continue to expand our intellectual property portfolio.

Our intellectual property, and the confidentiality of all our Company information, is important to our business and we take significant steps to help protect its value. Our research and development efforts, both through internal activities and through collaborative research activities with others, aim to develop new intellectual property and enable us to file patent applications that cover new applications of our existing technologies, alone or in combination with existing therapies, as well as other product candidates.

Notice of Allowance and Patent.

On February 1, 2023, the Company announced it was granted a Notice of Allowance from the United States Patent and Trademark Office (“USPTO”) for its patent application with claims covering the use of IV levosimendan (TNX-101) in the treatment of PH-HFpEF. This patent (U.S. Patent No. 11,607,412) was issued on March 21, 2023. On July 19, 2023, the Company announced USPTO issuance of another patent, this one including claims covering the use of oral levosimendan (TNX-103) in patients with PH-HFpEF. This issued patent (U.S. Patent No. 11,701,355) provides exclusivity through December 2040. At present, Tenax Therapeutics has other patent applications pending, with additional decisions expected beyond 2023.

Enter into licensing or product co-development arrangements.

In addition to our internal development efforts, an important part of our product development strategy is to work with collaborators and partners to accelerate product development, maintain our low development and business operations costs, and broaden our commercialization capabilities globally. We believe this strategy will help us to develop a portfolio of high-quality product development opportunities, enhance our clinical development and commercialization capabilities, and increase our ability to generate value from our proprietary technologies.

As we focus on our strategic process, we also continue to position ourselves to execute upon licensing and other partnering opportunities. To do so, we will need to continue to maintain our strategic direction, manage and deploy our available cash efficiently and strengthen our collaborative research development and partner relationships.

Historically, we have financed our operations principally through equity and debt offerings, including private placements and loans from our stockholders. Based on our current operating plan, there is substantial doubt about our ability to continue as a going concern. Management has implemented certain cost-cutting measures as described above and is actively exploring a diverse range of strategic options to help drive stockholder value including, among other things, capital raises, a sale of our Company, merger, one or more license agreements, a co-development agreement, a combination of these, or other strategic transactions; however, there is no assurance that these efforts will result in a transaction or other alternative or that any additional funding will be available. Our ability to continue as a going concern depends on our ability to raise additional capital, through the sale of equity or debt securities and through collaboration and licensing agreements, to support our future operations. If we are unable to complete a strategic transaction or secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs.

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Corporate Information

Tenax Therapeutics was originally formed as a New Jersey corporation in 1967 under the name Rudmer, David & Associates, Inc., and subsequently changed its name to Synthetic Blood International, Inc. Effective June 30, 2008, we changed the domiciliary state of the corporation to Delaware and changed the Company name to Oxygen Biotherapeutics, Inc. On September 19, 2014, we changed the Company name to Tenax Therapeutics, Inc.

On November 13, 2013, we acquired a license granting Life Newco, our wholly-owned subsidiary, an exclusive, sublicensable right to develop and commercialize pharmaceutical products containing levosimendan, 2.5 mg/ml concentrate for solution for infusion / 5ml vial in the United States and Canada. On October 9, 2020 and January 25, 2022, we entered into an amendment to the license to include two new oral products containing levosimendan, in capsule and solid dosage form, and a subcutaneously administered product containing levosimendan, subject to specified limitations.

On January 15, 2021, we acquired 100% of the equity of PHPrecisionMed Inc., a Delaware corporation (“PHPM”), with PHPM surviving as our wholly-owned subsidiary. As a result of the merger, we have the right to commercialize pharmaceutical products containing imatinib for the treatment of PAH.

On January 4, 2023, our 1-for-20 prior reverse stock split was made effective. The prior reverse stock split did not change the number of authorized shares of capital stock or cause an adjustment to the par value of our capital stock. Pursuant to their terms, a proportionate adjustment was made to the per share exercise price and number of shares issuable under our outstanding stock options and warrants. The number of shares authorized for issuance pursuant to our equity incentive plans has been adjusted proportionately to reflect the prior reverse stock split.

On November 30, 2023, at a special meeting of stockholders, we received stockholder approval for a proposed amendment to our certificate of incorporation to effect an additional reverse stock split of our outstanding Common Stock at a reverse stock split ratio of not less than one-for-ten (1:10) and not more than one-for-eighty (1:80), with the exact ratio determined by our Board in its sole discretion. The primary reason we sought stockholder approval of the reverse stock split is to attempt to increase the per share market price of our Common Stock to exceed the minimum closing bid price requirement for continued listing on the Nasdaq Capital Market. Nasdaq has granted us an extension until March 25, 2024 to regain compliance with its minimum closing bid price requirement, which requires that the closing bid price of our Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during the 180-calendar day grace period. We believe that if a reverse stock split is not effected by us before the expiration of the grace period, it is likely that our Common Stock will be delisted from the Nasdaq Capital Market.

The address of the principal executive offices of Tenax Therapeutics is 101 Glen Lennox Drive, Suite 300, Chapel Hill, North Carolina 27517 and our telephone number is (919) 855-2100. Our website is available at www.TenaxThera.com. Our website and the information contained therein or connected thereto are not part of this prospectus.

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THE OFFERING
Shares of Common Stock offered by us	Up to shares of Common Stock on a “best efforts” basis.

Warrants offered by us

Each share of Common Stock is being sold together with an accompanying Warrant to purchase        shares of Common Stock. The Warrants will be exercisable at an exercise price of $            per share (            % of the combined public offering price of the shares of Common Stock and accompanying Warrants), will be immediately exercisable and will expire on the          anniversary of the original issuance date. This offering also relates to the shares of Common Stock issuable upon exercise of the Warrants. The Warrants may be exercised on a cashless basis if there is no effective registration statement registering the shares of Common Stock underlying the Warrants. See “Description of the Securities That We Are Offering - Warrants” on page 41 of this prospectus.

Pre-Funded Warrants offered by us

We are also offering to certain purchasers whose purchase of our Common Stock in this offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) (the “Beneficial Ownership Limitation”) of our outstanding shares of Common Stock immediately following the consummation of this offering, the opportunity to purchase Pre-Funded Warrants in lieu of Common Stock that would otherwise result in any such purchaser’s beneficial ownership exceeding the applicable Beneficial Ownership Limitation. Each Pre-Funded Warrant will be exercisable for one share of Common Stock. The purchase price of each Pre-Funded Warrant and the accompanying Warrant will equal the price at which the Common Stock and the accompanying Warrant are being sold to the public in this offering, minus $0.001, and the exercise price of each Pre-Funded Warrant will be $0.001 per share. The Pre-Funded Warrants will be exercisable immediately and may be exercised at any time until exercised in full. For each Pre-Funded Warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis. Because we will issue Warrants to purchase           shares of Common Stock for each share of Common Stock and for each Pre-Funded Warrant sold in this offering, the number of Warrants sold in this offering will not change as a result of a change in the mix of the shares of our Common Stock and Pre-Funded Warrants sold.

Public offering price	$ per share of Common Stock and accompanying Warrant, or $ per Pre-Funded Warrant and accompanying Warrant, as applicable.

Common Stock outstanding after this offering[1]	shares of Common Stock (assuming we sell only shares of Common Stock and no Pre-Funded Warrants, and none of the Warrants issued in this offering are exercised).

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $              based on an assumed combined public offering price of $           per share and accompanying Warrant, assuming no exercise of any Warrants and no sale of Pre-Funded Warrants, and after deducting the placement agent fees and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to initiate additional research sites and advance the enrollment and treatment of patients in the LEVEL trial, as well as working capital, capital expenditures, and other general corporate purposes. See “Use of Proceeds” on page 38 of this prospectus.

Risk factors

An investment in our securities is highly speculative and involves substantial risk. Please carefully consider the risks described under the heading “Risk Factors” on page 14 and other information included elsewhere in this prospectus, and in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act incorporated herein by reference, for a discussion of factors to consider before deciding to invest in the securities offered hereby. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

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Lock-up agreements

We and our directors and officers have agreed with the placement agent not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into our Common Stock for a period of 90 days from the date of this prospectus without the prior written consent of the placement agent. See “Plan of Distribution” on page 44 of this prospectus.

Leak-out agreements

Investors in this offering will enter into leak-out agreements wherein each investor who is party thereto (together with certain of its affiliates) will agree not to sell, dispose or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions), on any trading day, shares of our Common Stock, including shares of Common Stock purchased in this offering and the shares of Common Stock issuable upon exercise of the Warrants or Pre-Funded Warrants, in an amount more than a specified percentage of the trading volume of our Common Stock on the principal trading market, subject to certain exceptions. This restriction will not apply to any actual “long” (as defined in Regulation SHO promulgated under the Exchange Act) sales by such investor (together with certain of its affiliates) (i) at prices greater than $        (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar events) and (ii) purchased in open market transactions by such investor (together with certain of its affiliates). Further, this restriction will not apply to sales or transfers of any such shares of Common Stock in transactions which do not need to be reported on the Nasdaq consolidated tape so long as the purchaser or transferee executes and delivers a leak-out agreement. After such sale or transfer, future sales of the securities covered by the leak-out agreement entered into by the original owner (together with certain of its affiliates) and the purchaser or transferee will be aggregated to determine compliance with the terms of the leak-out agreement.

Transfer agent and registrar	Issuer Direct Corporation, whose address is 1 Glenwood Ave Suite 1001, Raleigh, NC 27603 and its telephone number is (919) 481-4000.

Nasdaq symbol and trading

Our Common Stock is listed on Nasdaq under the symbol “TENX.” There is no established trading market for the Warrants or Pre-Funded Warrants, and we do not expect a trading market for the Warrants or Pre-Funded Warrants to develop. We do not intend to list the Warrants or Pre-Funded Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Warrants and Pre-Funded Warrants will be extremely limited.

Reasonable best efforts

We have agreed to offer and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 44 of this prospectus.

(1)	The total number of shares of our Common Stock reflected in the discussion and table above is based on 23,862,434 shares outstanding as of September 30, 2023, and excludes:

•	49,873 shares are reserved for issuance upon exercise of outstanding options issued under our stock option plans;

•	25,000 shares are reserved for issuance upon exercise of outstanding options issued pursuant to the employment inducement award exemption provided by Nasdaq Listing Rule 5635(c)(4);

•	1,722,240 shares are reserved for issuance upon exercise of outstanding warrants to purchase Common Stock; and

•	210 shares of convertible preferred stock, convertible into 11 shares of Common Stock.

Unless otherwise indicated, all information in this prospectus reflects or assumes no exercises of any outstanding stock options or warrants.

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RISK FACTORS

An investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement is speculative and involves a high degree of risk. You should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained herein and in any applicable prospectus supplement, before acquiring any such securities. If any of the risks actually occur, our business, results of operations, financial condition, and prospects could be materially adversely affected, the trading price of our Common Stock could decline significantly, and you might lose all or part of your investment. You should also refer to our financial statements and the notes to those statements, which are incorporated by reference into this prospectus.

Risks Related to Our Financial Position and Need for Additional Capital

Our independent registered public accounting firm’s report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

As a result of our historical operating losses and expected future negative cash flows from operations, we have concluded that there is substantial doubt about our ability to continue as a going concern. Similarly, the report of our independent registered public accounting firm on our consolidated financial statements, which is incorporated by reference into this prospectus from our Annual Report on Form 10-K, includes an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to achieve sustainable revenues and profitable operations. Substantial doubt about our ability to continue as a going concern may materially and adversely affect the price per share of our Common Stock and make it more difficult to obtain financing. Our consolidated financial statements for the fiscal year ended December 31, 2022 have been prepared assuming we will continue as a going concern and do not include any adjustments that might result from uncertainty about our ability to continue as a going concern.

We will require substantial additional funding to further develop our product candidates, including to complete the LEVEL trial, a subsequent Phase 3 trial of TNX-103, and to initiate or complete any imatinib Phase 3 trial. Failure to obtain this necessary capital when needed on acceptable terms, or at all, or execute on alternative strategic paths, could force us to delay, limit, reduce or terminate our clinical trials, product development efforts and business operations.

Developing biopharmaceutical products, including conducting clinical trials and establishing manufacturing and sales and marketing capabilities, is expensive. We expect our research and development expenses to continue to increase in connection with our ongoing activities. In addition, our expenses could increase beyond expectations if applicable regulatory authorities, including the FDA, require that we perform studies additional to those we currently anticipate, in which case the timing of any potential product approval may be delayed.

As of September 30, 2023, we had $11.1 million of cash and cash equivalents on hand. We will need substantial additional capital in order to complete the LEVEL trial and its associated open label extension, a subsequent Phase 3 trial of TNX-103, and to complete the regulatory approval process and commercialization of levosimendan and, potentially, imatinib or any future product candidates. As a result, we continue to evaluate strategic alternatives, including pursuing additional public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Such funding may not be available on favorable terms, if at all.

In addition, to the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional significant dilution; debt financing, if available, may involve restrictive covenants. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates or to grant licenses on terms that may not be favorable to us. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.

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Our future funding requirements will depend on many factors, including, but not limited to:

•	the scope, rate of progress and cost of our clinical trials and other research and development activities;
•

the number of investigator sites and patients who participate and the impact that factors such as the rate of patient recruitment, the standard deviation of treatment effect, and the number of patients who have events or withdraw from therapy have on the expected timelines and the eventual required number of patients enrolled for each of our clinical programs;

•	the costs and timing of regulatory approval;
•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;
•	the effect of competing technological and market developments;
•	the terms and timing of any collaboration, licensing or other arrangements that we may establish;
•	the cost and timing of completion of clinical and commercial-scale manufacturing activities; and
•	the costs of establishing sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval.

We also expect to continue our evaluation of additional strategic alternatives, including a sale of our Company, merger, other business combination or recapitalization. In the event we are unable to obtain additional capital as needed or execute on other strategic alternatives, we may further delay, limit, reduce or terminate our current development efforts and business operations.

Our ongoing exploration of alternative strategic paths may not result in entering into or completing transactions, when necessary, and the process of reviewing alternative strategic paths or their conclusion could adversely affect our stock price.

We continue to evaluate strategic paths to provide the resources necessary to complete our product development and maximize stockholder value. Potential strategic paths may include multiple capital raises, a sale of our Company, merger, one or more license agreements, a co-development agreement, a combination of these, or other strategic transactions. There can be no assurance, however, that our evaluation will result in transactions or other alternatives, even when deemed necessary. There is no set timetable for our strategic process and we do not intend to provide updates unless or until the Board of Directors approves a specific action or otherwise determines that disclosure is appropriate or necessary. We have shifted the anticipated launch of the imatinib Phase 3 trial in PAH beyond 2023, and the initiation of that trial and continued development of our product candidates, including completion of the LEVEL trial as a priority, depend on the outcome of our ongoing strategic process.

There can be no assurance any transaction will result from the Company’s ongoing evaluation of strategic paths. Any potential transaction would be dependent on a number of factors that may be beyond our control, including, among other things, market conditions, industry trends, the interest of third parties in a potential transaction with us, obtaining stockholder approval and the availability of financing to third parties in a potential transaction with us on reasonable terms. The process of reviewing alternative strategic paths may be time consuming and may involve the dedication of significant resources and may require us to incur significant costs and expenses. It could negatively impact our ability to attract, retain and motivate employees, and expose us to potential litigation in connection with this process or any resulting transaction. If we are unable to effectively manage the process, our financial condition and results of operations could be adversely affected. In addition, speculation regarding any developments related to the review of strategic alternatives and perceived uncertainties related to the future of our Company could cause our stock price to fluctuate significantly. Further, any alternative strategic paths that may be pursued and completed ultimately may not deliver the anticipated benefits or enhance stockholder value. There can be no guarantee that the process of evaluating alternative strategic paths will result in our Company entering into or completing potential transactions within the anticipated timing or at all.

In the event we do not successfully complete a strategic transaction, should this be deemed necessary, our Board of Directors may decide to pursue a dissolution and liquidation of our Company. In such an event, the amount of cash available for distribution to our stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

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There can be no guarantee that the process to identify strategic transactions will result in successfully completed transactions when necessary. If additional transactions are not completed that enable us to continue the development of our product candidates and sustain our business operations, our Board of Directors may decide that it is in the best interest of our stockholders to dissolve our Company and liquidate our assets. In that event, the amount of cash available for distribution to our stockholders will depend heavily on the timing of such decision and, ultimately, such liquidation since the amount of cash available for distribution continues to decrease as we fund our operations and evaluate our strategic alternatives. In addition, if our Board were to approve and recommend, and our stockholders were to approve, a dissolution of our Company, we would be required under Delaware corporate law to pay our outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to our stockholders. As a result of this requirement, a portion of our assets may need to be reserved pending the resolution of such obligations. In addition, we may be subject to litigation or other claims related to a dissolution and liquidation of our Company. If a dissolution and liquidation were pursued, our Board, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of our Common Stock could lose all or a significant portion of their investment in the event of a dissolution, liquidation or winding up of our Company.

Our failure to regain compliance with Nasdaq’s continued listing requirements could result in the delisting of our Common Stock.

Our Common Stock is currently listed on the Nasdaq Capital Market. In order to maintain this listing, we must satisfy minimum financial and other requirements. On March 29, 2023, we received a notification letter from the Nasdaq Stock Market LLC indicating that we were not in compliance with Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”) because the minimum bid price of our Common Stock on the Nasdaq Capital Market closed below $1.00 per share for 30 consecutive business days. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company had a compliance period of 180 calendar days, or until September 25, 2023, to regain compliance with the Bid Price Rule. The Company requested that Nasdaq grant the Company a second 180 calendar day period to regain compliance and on September 28, 2023, we received formal notice that Nasdaq granted the Company’s request for an extension through March 25, 2024 to evidence compliance with the Bid Price Rule. Nasdaq’s determination to grant the second compliance period was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market, with the exception of the minimum bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If at any time before March 25, 2024, the bid price of our Common Stock closes at $1.00 per share or more for a minimum of ten consecutive business days, Nasdaq will provide the Company with a written confirmation of compliance with the Bid Price Rule.

While we intend to engage in efforts to regain compliance, and thus maintain our listing, there can be no assurance that we will be successful or continue to meet all applicable Nasdaq Capital Market requirements in the future. Nasdaq has granted us an extension until March 25, 2024 to regain compliance with its minimum closing bid price requirement for continued listing on Nasdaq. To regain compliance, the closing bid price of our Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during the 180-calendar day grace period. At a special meeting of stockholders held on November 30, 2023, we received stockholder approval for a proposed amendment to our certificate of incorporation to effect a reverse stock split of our outstanding Common Stock at a reverse stock split ratio of not less than one-for-ten (1:10) and not more than one-for-eighty (1:80), with the exact ratio determined by our Board in its sole discretion. The primary reason we sought stockholder approval of the reverse stock split is to attempt to increase the per share market price of our Common Stock to exceed the minimum closing bid price requirement for continued listing on the Nasdaq Capital Market. We believe that if a reverse stock split is not effected by us before the expiration of the grace period, it is likely that our Common Stock will be delisted from the Nasdaq Capital Market.

If our Common Stock were to be removed from listing with the Nasdaq Capital Market, it may be subject to the so-called “penny stock” rules. The SEC has adopted regulations that define a “penny stock” to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange, which is the exception on which we currently rely. For any transaction involving a “penny stock,” unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions. If our Common Stock were delisted and determined to be a “penny stock,” a broker-dealer may find it more difficult to trade our Common Stock and an investor may find it more difficult to acquire or dispose of our Common Stock on the secondary market.

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If our Common Stock is delisted and there is no longer an active trading market for our shares, it may, among other things:

•	cause stockholders difficulty in selling our shares without depressing the market price for the shares or selling our shares at all;
•	substantially impair our ability to raise additional funds;
•	result in a loss of institutional investor interest and fewer financing opportunities for us; and/or
•

result in potential breaches of representations or covenants of agreements pursuant to which we made representations or covenants relating to our compliance with applicable listing requirements. Claims related to any such breaches, with or without merit, could result in costly litigation, significant liabilities and diversion of our management’s time and attention and could have a material adverse effect on our financial condition, business and results of operations.

A delisting would also reduce the value of our equity compensation plans, which could negatively impact our ability to retain employees.

We expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

Our financial condition and operating results have varied significantly in the past and will continue to fluctuate from quarter-to-quarter and year-to-year in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include the following factors, among others:

•	our ability to raise additional money to fund our operations for at least the next 12 months as a going concern;
•	our ongoing evaluation of strategic alternatives;
•	our ability to develop our current product candidates, and any product candidate which we may develop or in-license in the future;
•

delays in the commencement, recruitment and initiation of sites, enrollment of patients, and completion of clinical testing, as well as the analysis and reporting of results from such clinical testing;

•	the success of clinical trials of our product candidates;
•	the need to obtain regulatory approval of our product candidates;
•	potential risks related to any collaborations we may enter into for our product candidates;
•	any delays in regulatory review and approval of product candidates in development;
•	our ability to establish an effective sales and marketing infrastructure;
•	competition from existing products or new products that may emerge;
•	the ability to receive regulatory approval or commercialize our products;
•	potential side effects of our product candidates that could delay or prevent commercialization;
•	potential product liability claims and adverse events;
•	potential liabilities associated with hazardous materials;
•	our ability to maintain adequate insurance policies;
•	our dependency on third-party manufacturers and contract research organizations (“CROs”);
•	our ability to establish or maintain collaborations, licensing or other arrangements;
•	our ability, our partners’ abilities, and third parties’ abilities to protect and assert intellectual property rights;
•	costs related to and outcomes of potential litigation;
•	compliance with obligations under intellectual property licenses with third parties;
•	our ability to adequately support future growth;
•	our ability to attract and retain personnel, including our executive team, advisors and members of our Board of Directors; and
•

general economic and market conditions, including as a result of pandemics, epidemics, or outbreaks of an infectious disease, such as COVID-19, or other similar disrupting illnesses, and as a result of geopolitical uncertainties, including the Russian invasion of and war against the country of Ukraine.

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Due to the various factors mentioned above, and others, the results of any prior quarterly or annual periods should not be relied upon as indications of our future operating performance.

We have incurred losses since our inception, expect to continue to incur losses in the foreseeable future, and may never become profitable.

We have incurred losses since inception. For the years ended December 31, 2022 and 2021, we incurred net operating losses of $11.1 million and $32.7 million, respectively. We have funded our operations since September 1990 principally through the issuance of debt and equity securities and loans from stockholders. We will continue to incur losses until we generate sufficient revenue to offset our expenses, and we anticipate that we will continue to incur net losses for at least the next several years. We expect to incur additional expenses related to our development and potential commercialization of levosimendan for pulmonary hypertension and other potential indications, imatinib for PAH, as well as identifying and developing other potential product candidates, and as a result, we will need to generate significant net product sales, royalty and other revenues to achieve profitability.

Risks Related to the Offering

This is a best efforts offering, no minimum amount of securities is required to be sold, and we do not expect to raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities being offered in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to fund for our operations, as described under the heading “Use of Proceeds” on page 38 of this prospectus. Additionally, we do not expect to raise the amount of capital we believe is required for our operations, including to complete the LEVEL trial and its associated open label extension, a subsequent Phase 3 trial of TNX-103, and to initiate or complete any imatinib Phase 3 trial, and will need to raise additional funds, which may not be available or available on terms acceptable to us, and we will continue to consider the other strategic alternatives under review in order to maximize stockholder value.

There is no public market for the Warrants or Pre-Funded Warrants.

There is no established public trading market for the Warrants or Pre-Funded Warrants offered hereby, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants or Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Warrants and Pre-Funded Warrants will be limited.

The Warrants in this offering are speculative in nature.

Following this offering, the market value of the Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their imputed public offering price. In the event that our Common Stock price does not exceed the exercise price of the Warrants during the period when such Warrants are exercisable, such Warrants may not have any value. Furthermore, each Warrant will expire           years from its initial exercise date.

Holders of the Warrants and Pre-Funded Warrants will not have rights of holders of our shares of Common Stock until such Warrants or Pre-Funded Warrants are exercised.

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The Warrants and Pre-Funded Warrants in this offering do not confer any rights of share ownership on their holders, but rather merely represent the right to acquire shares of our Common Stock at a fixed price. Until holders of Warrants or Pre-Funded Warrants acquire shares of our Common Stock upon exercise of the Warrants or Pre-Funded Warrants, holders of Warrants or Pre-Funded Warrants will have no rights with respect to our shares of Common Stock underlying such Warrants or Pre-Funded Warrants.

If you purchase shares of Common Stock in this offering, you will incur immediate and substantial dilution in the book value of the shares of our Common Stock.

The proposed public offering price of the shares of our Common Stock is substantially higher than the as adjusted net tangible book value per share of our Common Stock. Investors purchasing securities in this offering will pay a price per share of Common Stock that substantially exceeds the as adjusted book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing securities in this offering will incur immediate dilution of $      per share of Common Stock, based on an assumed combined public offering price of $      per share of Common Stock and accompanying Warrant (assuming no sale of Pre-Funded Warrants). As a result of the dilution to investors purchasing securities in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. Further, because we may need to raise additional capital to fund our anticipated level of operations, we may in the future sell substantial amounts of Common Stock or securities convertible into or exchangeable for Common Stock.

Additionally, as of September 30, 2023, we had exercisable outstanding options and warrants that if exercised would result in the issuance of 1,722,240 shares of our Common Stock. Further, we are authorized to grant equity awards, including stock grants and stock options, to our employees, directors and consultants. As of September 30, 2023, there were 79,975 shares available for future issuance under the 2022 Stock Incentive Plan.

Future sales or issuances of Common Stock, convertible securities or other equity securities, may cause investors to be materially diluted, and new investors could gain rights, preferences and privileges senior to our existing stockholders.

Our share price has been volatile, and may continue to be volatile, which may subject us to securities class action litigation in the future.

Our stock price has in the past been, and is likely to be in the future, volatile. The stock market in general, and the market for biopharmaceutical companies in particular, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, our existing stockholders may not be able to sell their stock at a favorable price. The market price for our Common Stock may be influenced by many factors, including:

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•	actual or anticipated fluctuations in our financial condition and operating results;
•	status and/or results of our clinical trials;
•	our ability to regain compliance with Nasdaq’s continued listing requirements;
•	results of clinical trials of our competitors’ products;
•	regulatory actions with respect to our products or our competitors’ products;
•	actions and decisions by our collaborators or partners;
•	actual or anticipated changes in our growth rate relative to our competitors;
•	actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rate;
•	competition from existing products or new products that may emerge;
•	status of ongoing litigation;
•	issuance of new or updated research or reports by securities analysts;
•	fluctuations in the valuation of companies perceived by investors to be comparable to us;
•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
•	market conditions for biopharmaceutical stocks in general;
•	status of our search and selection of future management and leadership; and
•

general economic and market conditions, including as a result of pandemics, epidemics, or outbreaks of an infectious disease, such as COVID-19, or other similar disrupting illnesses, and as a result of geopolitical uncertainties, including the Russian invasion of and war against the country of Ukraine.

Some companies that have had volatile market prices for their securities have had securities class action lawsuits filed against them. Such lawsuits, should they be filed against us in the future, could result in substantial costs and a diversion of management’s attention and resources. This could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Business Strategy and Operations

We are limited in the number of products we can simultaneously pursue and therefore our survival depends on our success with a small number of product opportunities.

We have limited financial resources, so at present we are primarily focusing our resources on the LEVEL trial for oral levosimendan, while imatinib for the treatment of PAH remains part of our portfolio. We intend to commit most of our resources to advancing levosimendan to the point it receives regulatory approval for the treatment of pulmonary hypertension in patients with associated heart failure with preserved ejection fraction. Depending on the funds raised and timing of the funding, clinical trial results and other information revealed by competitors, and other factors, we will prioritize our funding and other resources. Pending the outcome of our strategic process, if as a consequence of the results of our planned Phase 3 trials, or the results of prior clinical trials performed using levosimendan or imatinib, we are unable to receive regulatory approval of one or both of our existing product candidates, then we may not have resources to pursue development of any other products and our business could terminate.

A pandemic, epidemic, or outbreak of an infectious disease, such as COVID-19, or another coronavirus or similar disrupting illness, may materially and adversely affect our business and our financial results.

The spread of COVID-19, including variant strains, has affected segments of the global economy and healthcare systems and has previously had an adverse impact on our business operations. COVID-19 or a similar global pandemic could in the future, directly or indirectly, materially and adversely affect our operations, including the potential interruption of our clinical trial activities and our supply chain. There could be continuing or new effects of COVID-19 or similar disrupting illnesses to the processes, timelines, resourcing, and other aspects of operations at FDA or other health authorities, which could result in delays of reviews and approvals, including with respect to our product candidates.

Additionally, the continued spread of COVID-19 or similar disrupting illnesses could adversely affect our future clinical trial operations in the United States and elsewhere, including our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to respiratory illnesses if an outbreak occurs in their geography. The spread of COVID-19, or another infectious disease, could also negatively affect the operations at our third-party manufacturers, which could result in delays or disruptions in the supply of our product candidates.

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We cannot presently predict the scope and severity of any potential business shutdowns or disruptions. If we or any of the third parties with whom we engage, however, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively affected, which could have a material adverse impact on our business and our results of operation and financial condition.

If we fail to attract and retain senior management and key scientific personnel, we may be unable to successfully develop and commercialize our product candidates.

We have historically operated with a limited number of employees. As of September 30, 2023 we have five full-time employees and one part-time employee. Therefore, institutional knowledge is concentrated within a small number of employees. Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel to continue the development, regulatory approval and commercialization of our product candidates. We will need to hire or contract with additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing, and sales and marketing. Additionally, our future success is highly dependent upon the contributions of our senior management team. The loss of services of any of these individuals could delay or prevent the successful development of our product pipeline, completion of our planned clinical trials or the commercialization of our product candidates.

We face competition from other companies and organizations for qualified personnel. Other companies and organizations with which we compete for personnel may have greater financial and other resources and different risk profiles than we do, and a history of successful development and commercialization of their product candidates. Replacing employees and attracting sufficiently skilled new employees may be difficult and costly, and we may not have other personnel with the capacity to assume all the responsibilities of an existing employee upon his or her departure or to take on the duties necessary to continue growing our company and pursuing our business strategy. If we cannot attract and retain skilled personnel, as needed, we may not achieve our development and other goals.

In addition, the success of our business will depend on our ability to develop and maintain relationships with respected service providers and industry-leading consultants and advisors. If we cannot develop and maintain such relationships, as needed, the rate and success at which we can develop and commercialize product candidates may be limited. In addition, our insourcing and outsourcing strategies, which have included engaging consultants to manage core administrative and operational functions, may subject us to scrutiny under labor laws and regulations, which may divert management time and attention and have an adverse effect on our business and financial condition.

Risks Related to Drug Development and Commercialization

We currently have no approved drug products for sale, and we cannot guarantee that we will ever have marketable drug products.

We currently have no approved drug products for sale. The research, testing, manufacturing, labeling, approval, selling, marketing, and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, with regulations differing from country to country. We are not permitted to market our product candidates in the United States until we receive approval of a New Drug Application (“NDA”) from the FDA for each product candidate. We have not submitted an NDA or received marketing approval for any of our product candidates, and obtaining approval of an NDA is a lengthy, expensive and uncertain process. In addition, markets outside of the United States also have requirements for approval of drug candidates which we must comply with prior to marketing. Accordingly, we cannot guarantee that we will ever have marketable drug products.

Prior to obtaining approval to commercialize a product candidate in the United States or abroad, we or our collaborators must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA, that such product candidates are safe and effective for their intended uses. Results from preclinical studies and clinical trials can be interpreted in different ways. Even if we believe the preclinical or clinical data for our product candidates are promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities. Additionally, the FDA may also require us to conduct additional preclinical studies or clinical trials for our product candidates either prior to or post-approval, or it may object to elements of our clinical development program.

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We are required to conduct additional clinical trials, which are expensive and time consuming, and the outcome of the trials is uncertain.

We expect to commit a substantial portion of our financial and business resources in the short-term to the LEVEL trial for oral levosimendan and advancing this product through Phase 3 testing on to regulatory approval for use in PH-HFpEF, and potentially other indications. We may in future commit resources to clinical trials for our other product candidates, including imatinib. All of these clinical trials and testing will be expensive and time consuming and the timing of the regulatory review process is uncertain. The applicable regulatory agencies may suspend clinical trials at any time if they believe that the subjects participating in such trials are being exposed to unacceptable health risks. We cannot assure you that we will be able to complete our clinical trials successfully or obtain FDA or other governmental or regulatory approval of our product candidates, or that such approval, if obtained, will not include limitations on the indicated uses for which our product candidates may be marketed. Our business, financial condition and results of operations are critically dependent on obtaining capital to advance our testing program and receiving FDA and other governmental and regulatory approvals of our products. A significant delay in or failure of our planned clinical trials or a failure to achieve these approvals would have a material adverse effect on us and could result in major business and financial setbacks.

The market may not accept our products.

If any of our product candidates receive marketing approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. If our product candidates do not achieve an adequate level of acceptance, we may not generate significant revenue and we may not become profitable. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy, safety and potential advantages of our product candidates;
•	our ability to offer our products for sale at competitive prices;
•	the convenience and ease of administration compared to alternative treatments, if any;
•

product labeling or product insert requirements of the FDA or foreign regulatory authorities, including any limitations or warnings contained in a product’s approved labeling, including any black box warning;

•	the willingness of the target patient population to try new treatments and of physicians to prescribe these treatments;
•	our ability to hire and retain a sales force in the United States;
•	the strength of manufacturing, marketing and distribution support;
•	the availability of third-party coverage and adequate reimbursement for of levosimendan, imatinib and any other product candidates, once approved;
•	the prevalence and severity of any side effects; and
•	any restrictions on the use of our products together with other medications.

Nonfinal results from our clinical trials announced or published from time to time on an interim, preliminary, or “top-line” basis, and conclusions that may be drawn from such results, may differ from results reported as more patient data become available, and these results are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim, top-line or preliminary results from our clinical trials. Interim results from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment and treatment extends, and more patient experience is observed. Preliminary or top-line results also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final and complete data are available. Differences between preliminary or interim data and final data could significantly harm our business prospects and may cause the trading price of our Common Stock to fluctuate significantly.

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Any collaboration we enter with third parties to develop and commercialize any future product candidates may place the development of our product candidates outside our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

We may enter into collaborations with third parties to develop and commercialize future product candidates. Our dependence on future partners for development and commercialization of our product candidates would subject us to a number of risks, including the following:

•	we may not be able to control the amount and timing of resources that our partners may devote to the development or commercialization of our product candidates or to their marketing and distribution;
•

partners may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•

disputes may arise between us and our partners that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts management’s attention and resources;

•	partners may experience financial difficulties;
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partners may not properly maintain or defend our intellectual property rights, or may use our proprietary information, in such a way as to invite litigation that could jeopardize or invalidate our intellectual property rights or proprietary information or expose us to potential litigation;

•	business combinations or significant changes in a partner’s business strategy may adversely affect a partner’s willingness or ability to meet its obligations under any arrangement;
•	a partner could independently move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors; and
•	the collaborations with our partners may be terminated or allowed to expire, which would delay the development and may increase the cost of developing our product candidates.

Delays in the enrollment and completion of clinical testing could result in increased costs to us and delay or limit our ability to obtain regulatory approval for our product candidates.

Delays in the commencement, enrollment, and completion of clinical testing could significantly affect our ability to gain FDA approval of current product candidates, to gain this approval in the timelines planned, and could significantly increase our future product development costs. The completion of clinical trials requires us to identify and maintain a sufficient number of trial sites, some of which may be required to withdraw from or lessen their focus on our clinical trials over time as a result of changing standards of care or resource challenges – such as nursing shortages – or may become ineligible to participate in clinical studies. The enrollment and completion of clinical trials can be delayed for a variety of other reasons, including delays related to:

•	reaching agreements on acceptable terms with prospective trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among trial sites;
•	obtaining institutional review board (“IRB”) approval to conduct a clinical trial at numerous prospective sites;
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recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including meeting the enrollment criteria for our study and competition from other clinical trial programs for the same indication as our product candidates;

•	maintaining and supplying clinical trial material on a timely basis;
•	collecting, analyzing and reporting final data from the clinical trials; and
•

an epidemic which might cause site closures because of infected staff or cause patients to avoid or be unable to travel to healthcare facilities and physicians’ offices unless due to a health emergency.

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In addition, a clinical trial may be suspended or terminated by us, the FDA or other regulatory authorities due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;
•	inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;
•	unforeseen safety issues or any determination that a trial presents unacceptable health risks; and
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lack of adequate funding to continue the clinical trial, including unforeseen costs due to enrollment delays, requirements to conduct additional trials and studies, and increased expenses associated with the services of our CROs and other third parties.

Changes in regulatory requirements and guidance may occur and we may need to amend clinical trial protocols to reflect these changes with appropriate regulatory authorities. Amendments may require us to resubmit our clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial. If we experience delays in the completion of, or if we terminate, our clinical trials, the commercial prospects for our product candidates will be harmed, and our ability to generate product revenues will be delayed. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate. Even if we are able to ultimately commercialize our product candidates, other therapies for the same or similar indications may have been introduced to the market and established a competitive advantage.

Risks Relating to Our Industry

Intense competition might render our cardiovascular and pulmonary product candidates noncompetitive or obsolete.

Competition in the pharmaceutical industry in general and in our therapeutic areas in particular is intense and characterized by extensive research efforts and rapid technological progress. Technological developments by competitors, regulatory approval for marketing competitive products, including potential generic or over-the-counter products, or superior marketing resources possessed by competitors could adversely affect the commercial potential of our cardiovascular and pulmonary disease product candidates and could have a material adverse effect on our future revenue and results of operations. We believe that there are numerous pharmaceutical and biotechnology companies, as well as academic research groups throughout the world, engaged in research and development efforts with respect to pharmaceutical products targeted at cardiovascular and pulmonary diseases and conditions addressed by our product pipeline. Developments by others might render our product pipeline obsolete or noncompetitive. Competitors might be able to complete the development and regulatory approval process sooner and, therefore, market their cardiovascular and pulmonary disease products earlier than we can.

Many of our current competitors have significant financial, marketing and personnel resources and development capabilities. For example, many large, well-capitalized companies already offer cardiovascular and pulmonary products and services in the United States and Europe that target the indications for which our product candidates are being developed. Currently, as an example, more than ten vasodilators are marketed in the U.S. for use in patients with PAH, and sales teams from Janssen, Pfizer, Bayer, United Therapeutics, and other large companies with marketing and sales capabilities represent these products in the specialized care centers where the disease is treated.

Our activities are and will continue to be subject to extensive government regulation, which is expensive and time consuming, and we will not be able to sell our products without regulatory approval.

Our development, marketing and distribution of levosimendan and, potentially in the future, imatinib, are, and will continue to be, subject to extensive regulation, monitoring and approval by the FDA and other regulatory agencies. There are significant risks at each stage of the regulatory scheme.

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Product approval stage

During the product approval stage, we attempt to prove the safety and efficacy of our product candidate for its indicated uses. There are numerous problems that could arise during this stage, including:

•	the data obtained from laboratory testing and clinical trials are susceptible to varying interpretations, which could delay, limit or prevent FDA and other regulatory approvals;
•	adverse events could cause the FDA and other regulatory authorities to halt trials;
•	at any time, the FDA and other regulatory agencies could change policies and regulations that could result in delay and perhaps rejection of our products;
•	if a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions; and
•

even after extensive testing and clinical trials, and receiving agreements and reassurances from FDA, the European Medicines Agency, and others, as to their future position on a dataset or result to be generated from a trial the design of which they have weighed in on, there is no assurance that regulatory approval will ever be obtained for any of our products.

Post-commercialization stage

Discovery of previously unknown problems with our products, or unanticipated problems with our manufacturing arrangements, even after FDA and other regulatory approvals of our products for commercial sale may result in the imposition of significant restrictions, including withdrawal of the product from the market.

Additional laws and regulations may also be enacted that could prevent or delay regulatory approval of our products, including laws or regulations relating to the price or cost-effectiveness of medical products. Any delay or failure to achieve regulatory approval of commercial sales of our products is likely to have a material adverse effect on our financial condition, results of operations and cash flows.

The FDA and other regulatory agencies continue to review products even after they receive agency approval. If and when the FDA or another regulatory agency outside the United States approves one of our products, its manufacture and marketing will be subject to ongoing regulation, which could include compliance with current good manufacturing practices, adverse event reporting requirements and general prohibitions against promoting products for unapproved or “off-label” uses. We are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from failure, even by inadvertence, to comply with these requirements could affect the manufacture and marketing of levosimendan, imatinib or our other products. In addition, the FDA or other regulatory agencies could withdraw a previously approved product from the market upon receipt of newly discovered information. The FDA or another regulatory agency could also require us to conduct additional, and potentially expensive, studies in areas outside our approved indicated uses.

We may not receive all of the anticipated market exclusivity benefits of imatinib’s orphan drug designation, if we prioritize imatinib development in the future.

TNX-201, our proprietary formulation of imatinib mesylate, a kinase inhibitor, received Orphan Drug Designation from the FDA in the second quarter of 2020. Orphan Drug Designation may provide market exclusivity in the United States for seven years if (i) imatinib receives market approval before a competitor using a similar mechanism for the same indication, (ii) we are able to produce sufficient supply to meet demand in the marketplace, and (iii) another product with the same active ingredient is not subsequently deemed clinically superior.

Obtaining an Orphan Drug Designation from the FDA may not effectively protect our product candidates from competition because different drugs can be approved for the same condition, and orphan drug exclusivity does not prevent the FDA from approving the same or a different drug in another indication. Even after an orphan drug is approved, the FDA can subsequently approve a later application for the same drug for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer in a substantial portion of the target populations, more effective, or makes a major contribution to patient care. In addition, a designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. Moreover, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if we are unable to manufacture sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Orphan Drug Designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

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Pending the outcome of our ongoing strategic process, even after products are commercialized, we would expect to spend considerable time and money complying with federal and state laws and regulations governing their sale, and, if we are unable to fully comply with such laws and regulations, we could face substantial penalties.

Health care providers, physicians and others would play a primary role in the recommendation and prescription of our clinical products. Our arrangements with third-party payers and customers may expose us to broadly applicable fraud and abuse and other health care laws and regulations that may constrain the business or financial arrangements and relationships through which we will market, sell and distribute our products. Applicable federal and state health care laws and regulations are expected to include, but not be limited to, the following:

•

the federal anti-kickback statute is a criminal statute that makes it a felony for individuals or entities knowingly and willfully to offer or pay, or to solicit or receive, direct or indirect remuneration, in order to induce the purchase, order, lease, or recommending of items or services, or the referral of patients for services, that are reimbursed under a federal health care program, including Medicare and Medicaid;

•

the federal False Claims Act imposes liability on any person who knowingly submits, or causes another person or entity to submit, a false claim for payment of government funds, with penalties that include three times the government’s damages plus civil penalties for each false claim; in addition, the False Claims Act permits a person with knowledge of fraud, referred to as a qui tam plaintiff, to file a lawsuit on behalf of the government against the person or business that committed the fraud, and, if the action is successful, the qui tam plaintiff is rewarded with a percentage of the recovery;

•

the Health Insurance Portability and Accountability Act imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

•

the Social Security Act contains numerous provisions allowing the imposition of a civil monetary penalty, a monetary assessment, exclusion from the Medicare and Medicaid programs, or some combination of these penalties; and

•

many states have analogous state laws and regulations, such as state anti-kickback and false claims laws, which, in some cases, impose more strict requirements than the federal laws and may require pharmaceutical companies to comply with certain price reporting and other compliance requirements.

Our failure to comply with any of these federal and state health care laws and regulations, or health care laws in foreign jurisdictions, could have a material adverse effect on our business, financial condition, result of operations and cash flows.

We are subject to uncertainty relating to healthcare reform measures and reimbursement policies that, if not favorable to our products, could hinder or prevent our products’ commercial success, if any of our product candidates are approved.

Pending the outcome of our ongoing strategic process, our ability to successfully commercialize our products will depend in part on the extent to which governmental authorities, such as Medicare, private health insurers and other organizations establish what we believe to be appropriate coverage and reimbursement for our approved products. The unavailability or inadequacy of third-party payer coverage and reimbursement could negatively affect the market acceptance of our product candidates and the future revenues we may expect to receive from any approved products. The commercial success of our product candidates, if approved, will depend in part on the extent to which the costs of such products will be covered by third-party payers, such as government health programs, commercial insurance and other organizations. Third-party payers are increasingly challenging the prices and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. If these third-party payers do not consider our products to be cost-effective compared to other therapies, we may not obtain coverage for our products after approval as a benefit under the third-party payers’ plans or, even if we do, the level of coverage or payment may not be sufficient to allow us to sell our products on a profitable basis.

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Significant uncertainty exists as to the reimbursement status for newly approved drug products, including coding, coverage and payment. There is no uniform policy requirement for coverage and reimbursement for drug products among third-party payers in the United States; therefore, coverage and reimbursement for drug products can differ significantly from payer to payer. The coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payer separately, with no assurance that coverage and adequate payment will be applied consistently or obtained. The process for determining whether a payer will cover and how much it will reimburse a product may be separate from the process of seeking approval of the product or for setting the price of the product. Even if reimbursement is provided, market acceptance of our products may be adversely affected if the amount of payment for our products proves to be unprofitable for healthcare providers or less profitable than alternative treatments or if administrative burdens make our products less desirable to use. Third-party payer reimbursement to providers of our products, if approved, may be subject to a bundled payment that also includes the procedure of administering our products or third-party payers may require providers to perform additional patient testing to justify the use of our products. To the extent there is no separate payment for our products, there may be further uncertainty as to the adequacy of reimbursement amounts.

The containment of healthcare costs is a priority of federal, state and foreign governments and the prices of drug products have been a focus in this effort. The continuing efforts of government, private insurance companies and other organizations to contain or reduce costs of healthcare may adversely affect our ability to set as high a price for our products as we might otherwise and the rate and scope of adoption of our products by healthcare providers. We expect that federal, state and local governments in the United States, as well as governments in other countries, will continue to consider legislation directed at lowering the total cost of healthcare. In addition, in certain foreign markets, the pricing of drug products is subject to government control and reimbursement may in some cases be unavailable or insufficient. It is uncertain whether and how future legislation, whether domestic or abroad, could affect prospects for our product candidates or what actions governmental or private payers for healthcare treatment and services may take in response to any such healthcare reform proposals or legislation. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, may prevent or limit our ability to generate revenue, attain profitability or commercialize our product candidates.

These potential courses of action are unpredictable and the potential impact of new legislation on our operations and financial position is uncertain, but may result in more rigorous coverage criteria, lower reimbursement and additional downward pressure on the price we may receive for an approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payers. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products, if approved.

Governments outside the United States tend to impose strict price controls and reimbursement approval policies, which may adversely affect our prospects for generating revenue outside the United States.

We have distribution rights in the United States and Canada for levosimendan and worldwide distribution rights to our formulation of imatinib, and in some countries, particularly European Union countries and Canada, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. To obtain or maintain reimbursement or pricing approval in some countries with respect to any product candidate that achieves regulatory approval, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products upon approval, if at all, is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our prospects for generating revenue, if any, could be adversely affected, which would have a material adverse effect on our business and results of operations. Further, if we achieve regulatory approval of any product, we must successfully negotiate product pricing for such product in individual countries. As a result, the pricing of our products, if approved, in different countries may vary widely, thus creating the potential for third-party trade in our products in an attempt to exploit price differences between countries. This third-party trade of our products could undermine our sales in markets with higher prices.

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Product liability lawsuits against us could cause us to incur substantial liabilities, limit sales of our existing products and limit commercialization of any products that we may develop.

Our business exposes us to the risk of product liability claims that are inherent in the manufacturing, distribution, and sale of biotechnology products. We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and an even greater risk when we commercially sell any products. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for our products and any product candidates that we may develop;
•	injury to our reputation;
•	withdrawal of clinical trial participants;
•	costs to defend the related litigation;
•	substantial monetary awards to trial participants or patients;
•	loss of revenue; and
•	the inability to commercialize any products that we may develop.

We currently maintain limited product liability insurance coverage for our clinical trials in the total amount of $5 million. However, our profitability will be adversely affected by a successful product liability claim in excess of our insurance coverage. There can be no assurance that product liability insurance will be available in the future or be available on reasonable terms.

Our business and operations would suffer in the event of computer system failures, cyberattacks or deficiencies in our cybersecurity.

Despite the implementation of security measures, our internal computer systems, and those of third parties on which we rely, are vulnerable to damage from computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyberattacks or cyber intrusions over the Internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyberattacks or cyber intrusion, including by computer hackers, foreign governments, and cyberterrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our product development programs. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach was to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur material legal claims and liability, and damage to our reputation, and the further development of our product candidates could be delayed.

Our disclosure controls and procedures address cybersecurity and include elements intended to ensure that there is an analysis of potential disclosure obligations arising from security breaches. We also maintain compliance programs to address the potential applicability of restrictions against trading while in possession of material, nonpublic information generally and in connection with a cybersecurity breach. However, a breakdown in existing controls and procedures around our cybersecurity environment may prevent us from detecting, reporting or responding to cybersecurity incidents in a timely manner and could have a material adverse effect on our financial position and value of our stock.

Risks Related to Our Dependence on Third Parties

We have historically and we will continue to rely significantly on third parties to conduct our nonclinical testing and clinical studies and other aspects of our development programs. If those third parties do not satisfactorily perform their contractual obligations or meet anticipated deadlines, the development of our product candidates could be adversely affected.

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We do not currently employ personnel or possess the facilities necessary to conduct many of the activities associated with our development programs. We have historically and we will continue to engage consultants, advisors, CROs and others to assist in the design and conduct of nonclinical and clinical studies of our product candidates, with interpretation of the results of those studies and with regulatory activities and expect to continue to outsource all or a significant amount of such activities. As a result, many important aspects of our development programs are and will continue to be outside our direct control and our third-party service providers may not perform their activities as required or expected, including the maintenance of Good Laboratory Practices (“GLP”) or Good Clinical Practices (“GCP”) compliance, which are ultimately our responsibility to ensure. Further, such third parties may not be as committed to the success of our programs as our own employees and, therefore, may not devote the same time, thoughtfulness, or creativity to completing projects or problem-solving as our own employees would. To the extent we are unable to successfully manage the performance of third-party service providers, our business may be adversely affected.

The CROs we engage or may engage to execute our clinical studies play a significant role in the conduct of the studies, including the collection and analysis of study data, and we likely will depend on CROs and clinical investigators to conduct future clinical studies and to assist in analyzing data from completed studies and developing regulatory strategies for our product candidates. Individuals working at the CROs with which we contract, as well as investigators at the sites at which our studies are conducted, are not our employees, and we have limited control over the amount or timing of resources that they devote to their programs. If our CROs, study investigators, and/or third-party sponsors fail to devote sufficient time and resources to studies of our product candidates, if we and/or our CROs do not comply with all GLP and GCP regulatory and contractual requirements, or if their performance is substandard, it could adversely affect the development of our product candidates.

In addition, the third parties we engage may have relationships with other commercial entities, some of which may compete with us. Through intentional or unintentional means, our competitors may benefit from lessons learned on the project that could ultimately harm our competitive position. Moreover, if a CRO fails to properly, or at all, perform our activities during a clinical study, we may not be able to enter into arrangements with alternative CROs on acceptable terms or in a timely manner, or at all. Switching CROs may increase costs and divert management time and attention. In addition, there likely would be a transition period before a new CRO commences work. These challenges could result in delays in the commencement or completion of our clinical studies, which could materially impact our ability to meet our desired and/or announced development timelines and have a material adverse impact on our business and financial condition.

We depend on third parties to formulate and manufacture our products.

We do not own or operate any manufacturing facilities for the clinical- or commercial-scale production of our products.

Pursuant to the terms of our license for levosimendan, Orion Corporation (“Orion”) is at present our sole manufacturing source for TNX-103; should they opt not to provide us the product, our license agreement provides for 24 months’ notice to Tenax of same, to allow an alternative manufacturer to be brought onboard. We might engage other third-party suppliers and CMOs for the supply and manufacture of TNX-102, or other formulations we might develop. Accordingly, our business is susceptible to disruption, and our results of operations can be adversely affected, by any disruption in supply or other adverse developments in our relationship with Orion. If supply from Orion is delayed or terminated, or if its facilities suffer any damage or disruption, we may need to successfully qualify an alternative supplier in a timely manner in order to avoid disruption of our business. If we cannot obtain an alternate manufacturer in a timely manner, we would experience a significant interruption in supply of levosimendan, which could negatively affect our financial condition, results of operations and cash flows.

To potentially manufacture imatinib in the future, we have contracted with various third-party suppliers and clinical manufacturing organizations (“CMOs”) making us highly dependent on these CMOs. We do not at present have alternative CMOs planned or contracted to back up our primary vendors of clinical trial material or, if approved, commercial supply material. Identification of and discussions with other CMOs may be protracted and/or unsuccessful, or these new CMOs may be unsuccessful in producing the same results as the current primary CMOs producing the material. Therefore, if our primary CMOs become unable or unwilling to perform their required activities, we could experience protracted delays or interruptions in the supply of clinical trial material and, ultimately, product for commercial sale, which would materially and adversely affect our development programs, commercial activities, operating results and financial condition. In addition, the FDA or regulatory authorities outside of the United States may require us to have an alternate manufacturer of a drug product before approving any product candidate for marketing and sale in the United States or abroad. Securing such alternate manufacturer, if possible, could result in considerable additional time and cost prior to approval.

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We currently have no marketing capabilities and no sales organization. If we are unable to establish sales and marketing capabilities on our own or through third parties, we will be unable to successfully commercialize our products, if approved, or generate product revenue.

Pending the outcome of our strategic process, to commercialize our products, if approved, in the United States and other jurisdictions in which we may seek approvals, we must build our marketing, sales, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. We have not decided upon a commercialization strategy in these areas. We have no experience in the sale and marketing of approved medical products and marketing the licensing of such products before FDA or other regulatory approval. We do not currently have relationships with any third party that is prepared to distribute our products should they be approved. If we decide to establish our own commercialization capability, we will need to recruit, train and retain a marketing staff and sales force with sufficient technical expertise. We do not know whether we can establish a commercialization program at a cost that is acceptable in relation to revenue or whether we can be successful in commercializing our product. Factors that may inhibit our efforts to commercialize our products directly and without strategic partners include:

•	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;
•	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our products;
•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and
•	unforeseen costs and expenses associated with creating and sustaining an independent sales and marketing organization.

Further, we may pursue arrangements regarding the sales and marketing and distribution of one or more of our product candidates and our future revenues may depend, in part, on our ability to enter into and maintain arrangements with other companies having sales, marketing and distribution capabilities and the ability of such companies to successfully market and sell any such products. Any failure to enter into such arrangements and marketing alliances on favorable terms, if at all, could delay or impair our ability to commercialize our product candidates and could increase our costs of commercialization. Any use of distribution arrangements and marketing alliances to commercialize our product candidates will subject us to a number of risks, including the following:

•	we may be required to relinquish important rights to our products or product candidates;
•	we may not be able to control the amount and timing of resources that our distributors or collaborators may devote to the commercialization of our product candidates;
•	our distributors or collaborators may experience financial difficulties;
•	our distributors or collaborators may not devote sufficient time to the marketing and sales of our products; and
•	business combinations or significant changes in a collaborator’s business strategy may adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement.

If we are unable to implement our own sales and marketing capability or are unable to contract with one or more third parties for such services on acceptable terms or at all, we may not be able to successfully commercialize our products in certain markets. Any failure or delay in the development of our internal or external sales, marketing and distribution capabilities would adversely impact the commercialization of our products. If we are not successful in commercializing our products, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we would incur significant additional losses.

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Risks Related to Intellectual Property

Our success will depend in part on obtaining and maintaining effective patent and other intellectual property protection for our product candidates and proprietary technology.

Our commercial success will depend in part on obtaining and maintaining effective patent protection and other intellectual property protection of our product candidates and the methods used to manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our products, if any, will be dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities.

We are pursuing a multi-faceted IP strategy for levosimendan that includes filing patent applications in the U.S. and Canada that, if granted, could protect various uses and formulations of levosimendan In January 2022, the USPTO granted Tenax Therapeutics a patent protecting claims for different uses of various cyclodextrin-based subcutaneous formulations of levosimendan, including a claim for its use in the treatment of PH-HFpEF patients. In addition, we received in March 2023 a patent protecting the use of IV levosimendan in treatment of PH-HFpEF and in July 2023 we received a patent protecting the use of oral levosimendan in treatment of PH-HFpEF.

Our strategy to maximize market exclusivity for imatinib relies on two forms of exclusivity. First, we have been granted Orphan Drug Designation for the treatment of PAH by the FDA which would provide seven years of regulatory exclusivity in the U.S. if our imatinib formulation is the first to receive FDA approval for PAH. In addition, we expect to file one or more patent applications to cover patentable subject matter that may result from our imatinib development. If granted, a patent would provide protection for 20 years from its filing date.

The patent positions of pharmaceutical and biopharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in biopharmaceutical patents has emerged to date in the United States. The biopharmaceutical patent situation outside the United States is less certain still. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in the patents we own. Further, if any of our patents are deemed invalid and unenforceable, it could impact our ability to commercialize or license our technology.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	others may be able to make compositions or formulations that are similar to our product candidates but that are not covered by the claims of our patents;
•	we might not have been the first to make the inventions covered by our issued patents or pending patent applications;
•	we might not have been the first to file patent applications for these inventions;
•	others may independently develop similar or alternative technologies or duplicate any of our technologies;
•	it is possible that our pending patent applications will not result in issued patents;
•	our issued patents may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges by third parties;
•	we may not develop additional proprietary technologies that are patentable; or
•	the patents of others may have an adverse effect on our business.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

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We rely on confidentiality agreements that, if breached, may be difficult to enforce and could have a material adverse effect on our business and competitive position.

Our policy is to enter into agreements relating to the non-disclosure and non-use of confidential information with third parties, including our contractors, consultants, advisors and research collaborators, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them. However, these agreements can be difficult and costly to enforce. Moreover, to the extent that our contractors, consultants, advisors and research collaborators apply or independently develop intellectual property in connection with any of our projects, disputes may arise as to the proprietary rights to the intellectual property. If a dispute arises, a court may determine that the right belongs to a third party, and enforcement of our rights can be costly and unpredictable. In addition, we rely on trade secrets and proprietary know-how that we seek to protect in part by confidentiality agreements with our employees, contractors, consultants, advisors or others. Despite the protective measures we employ, we still face the risk that:

•	these agreements may be breached;
•	these agreements may not provide adequate remedies for the applicable type of breach; or
•	our trade secrets or proprietary know-how will otherwise become known.

Any breach of our confidentiality agreements or our failure to effectively enforce such agreements would have a material adverse effect on our business and competitive position.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use, our technology.

If we or our partners choose to go to court to stop someone else from using the inventions claimed in our patents, that individual or company has the right to ask the court to rule that these patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and would consume time and other resources even if we were successful in stopping the infringement of these patents. In addition, there is a risk that the court will decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights to these patents.

Furthermore, a third party may claim that we or our manufacturing or commercialization partners are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we or our commercialization partners are infringing the third party’s patents and would order us or our partners to stop the activities covered by the patents. In addition, there is a risk that a court will order us or our partners to pay the other party damages for having violated the other party’s patents. We have agreed to indemnify certain of our commercial partners against certain patent infringement claims brought by third parties. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this. Proving invalidity, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications, or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications or patents, which could further require us to obtain rights to issued patents by others covering such technologies. If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the USPTO to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our U.S. patent position with respect to such inventions.

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Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Under current law, we may not be able to enforce all employees’ covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We have entered into non-competition agreements with certain of our employees. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. Under current law, we may be unable to enforce these agreements against certain of our employees and it may be difficult for us to restrict our competitors from gaining the expertise our former employees gained while working for us. If we cannot enforce our employees’ non-compete agreements, we may be unable to prevent our competitors from benefiting from the expertise of our former employees.

We may infringe or be alleged to infringe intellectual property rights of third parties.

Our products or product candidates may infringe on, or be accused of infringing on, one or more claims of an issued patent or may fall within the scope of one or more claims in a published patent application that may be subsequently issued and to which we do not hold a license or other rights. Third parties may own or control these patents or patent applications in the United States and abroad. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

If we are found to infringe the patent rights of a third party, or in order to avoid potential claims, we or our collaborators may choose or be required to seek a license from a third party and be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms.

There have been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the USPTO and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our products. Our products, after commercial launch, may become subject to Paragraph IV certification under the Hatch-Waxman Act, thus forcing us to initiate infringement proceedings against such third-party filers. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

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Some of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We try to ensure that our employees do not use the proprietary information or know-how of others in their work for us. We may, however, be subject to claims that we or these employees have inadvertently or otherwise used or disclosed intellectual property, trade secrets or other proprietary information of any such employee’s former employer. Litigation may be necessary to defend against these claims and, even if we are successful in defending ourselves, could result in substantial costs to us or be distracting to our management. If we fail to defend any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel.

Risks Related to Owning Our Common Stock

Anti-takeover provisions in our corporate charter documents and under Delaware law could make an acquisition of us more difficult, which could discourage takeover attempts and lead to management entrenchment, and the market price of our Common Stock may be lower as a result.

Certain provisions in our Certificate of Incorporation, as amended (the “Charter”), and our Third Amended and Restated Bylaws, as amended (the “Bylaws”), may make it difficult for a third party to acquire, or attempt to acquire, control of the Company, even if a change in control was considered favorable by the stockholders. For example, our Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock. The Board can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our Common Stock and the voting and other rights of our stockholders may be adversely affected. An issuance of shares of preferred stock may result in the loss of voting control to other stockholders.

Our organizational documents also contain other provisions that could have an anti-takeover effect, including provisions that:

•	provide that vacancies on the Board of Directors may be filled only by a majority of directors then in office, even though less than a quorum;
•	eliminate cumulative voting in the election of directors;
•	grant the Board of directors the authority to increase or decrease the size of the Board;
•	prohibit stockholders from calling a special meeting of stockholders;
•	require that stockholders give advance notice to nominate directors or submit proposals for consideration at stockholder meetings; and
•	authorize the Board of Directors, by a majority vote, to amend the Bylaws.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which limit the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our Common Stock, including transactions that may be in stockholder best interests. These provisions may also prevent changes in our management or limit the price that certain investors are willing to pay for our stock.

Our Bylaws contain an exclusive forum provision, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or agents.

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, any North Carolina state court that has jurisdiction, or the Delaware Court of Chancery shall, to the fullest extent permitted by law, be the sole and exclusive forum for any internal corporate claims, including without limitation (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, and (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants in such action. This provision would not apply to suits brought to enforce a duty or liability created by the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act of 1933, as amended (the “Securities Act”), or any other claim for which federal courts have exclusive jurisdiction.

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This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find the exclusive forum provision in our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.

We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our Common Stock.

We have never declared or paid any cash dividends on shares of our Common Stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board of Directors. Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income may be subject to certain limitations.

We have U.S. federal net operating loss carryforwards (“NOLs”), which expire in various years if not utilized. In addition, we have federal research and development credit carryforwards. The federal research and development credit carryforwards expire in various years if not utilized. Under Sections 382 and 383 of Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes, such as research tax credits, to offset its future post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in our ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have not performed a formal study to determine whether any of our NOLs are subject to these limitations. We have recorded deferred tax assets for our NOLs and research and development credits and have recorded a full valuation allowance against these deferred tax assets. In the event that it is determined that we have in the past experienced additional ownership changes, or if we experience one or more ownership changes as a result of future transactions in our stock, then we may be further limited in our ability to use our NOLs and other tax assets to reduce taxes owed on the net taxable income that we earn in the event that we attain profitability. Any such limitations on the ability to use our NOLs and other tax assets could adversely impact our business, financial condition and operating results in the event that we attain profitability.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions, including any potential strategic transaction involving us, which may be provided by our management, are also forward-looking statements. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Forward-looking statements are based on current expectations and projections about future events, actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. You should understand that the following important factors, in addition to those discussed in under the heading “Risk Factors” included elsewhere in this prospectus and in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act incorporated herein by reference, could affect our stock price or future results and could cause those results to differ materially from those expressed in such forward-looking statements:

•	our ability to raise additional money to fund our operations for at least the next 12 months as a going concern;
•	our ongoing evaluation of strategic alternatives;
•	our ability to develop our current product candidates, and any product candidate which we may develop or in-license in the future;
•	our ability, our partners’ abilities, and third parties’ abilities to protect and assert intellectual property rights;
•	delays in the commencement, enrollment and completion of clinical testing, as well as the analysis and reporting of results from such clinical testing;
•	the success of clinical trials of our product candidates;
•	the need to obtain regulatory approval of our product candidates;
•	potential risks related to any collaborations we may enter into for our product candidates;
•	any delays in regulatory review and approval of product candidates in development;
•	our ability to establish an effective sales and marketing infrastructure;
•	our estimates regarding the potential market opportunity for our product candidates;
•	competition from existing products or new products that may emerge;
•	the ability to receive regulatory approval or commercialize our products;
•	potential side effects of our product candidates that could delay or prevent commercialization;
•	potential product liability claims and adverse events;
•	potential liabilities associated with hazardous materials;
•	our ability to maintain adequate insurance policies;
•	our dependence on third-party manufacturers and CROs;
•	our ability to establish or maintain collaborations, licensing or other arrangements;
•	costs related to and outcomes of potential litigation;
•	compliance with obligations under intellectual property licenses with third parties;
•	our ability to adequately support future growth;
•	our ability to attract and retain personnel, including our executive team, advisors and members of our Board of Directors; and
•

volatility and uncertainty in the global economy and financial markets in light of the evolving COVID-19 pandemic, any future epidemic, and geopolitical uncertainties, including the Russian invasion of and war against the country of Ukraine.

The forward-looking statements in this prospectus represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

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INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $            based on the sale of            shares of Common Stock and accompanying Warrants at an assumed combined public offering price of $            per share of Common Stock and accompanying Warrant, which is equal to the last reported sale price per share of our Common Stock on the Nasdaq Capital Market on            , 2023, after deducting the placement agent fees and estimated offering expenses payable by us, and assuming no exercise of the Warrants being issued in this offering and no sale of Pre-Funded Warrants. However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

As of the date of this prospectus, we cannot predict with certainty all the uses for the net proceeds to be received upon the completion of this offering. We intend to use proceeds from this offering to advance the initiation of sites and the enrollment and treatment of patients in the LEVEL trial, as well as for working capital, capital expenditures, and other general corporate purposes.

We do not expect to raise the amount of capital we believe is required for our operations, including to complete the LEVEL trial and its associated open label extension, a subsequent Phase 3 trial of TNX-103, and to initiate or complete any imatinib Phase 3 trial, and will need to raise additional funds, which may not be available or available on terms acceptable to us, and we will continue to consider the other strategic alternatives under review in order to maximize stockholder value.

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CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of September 30, 2023:

●	on an actual basis;
●

on an as adjusted basis to give effect to the issuance and sale of             shares of our Common Stock and accompanying Warrants to purchase up to              shares of our Common Stock at a combined assumed public offering price of $             per share and accompanying Warrant, after deducting placement agent fees and estimated offering expenses payable by us (assuming no sale of Pre-Funded Warrants).

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes for the quarter ended September 30, 2023 and for the fiscal year ended December 31, 2022, which are incorporated by reference into this prospectus.

	As of September 30, 2023 (unaudited)
(in thousands)	Actual	As Adjusted
Cash and Cash Equivalents:	$11,141,136

Stockholders’ Equity:
Common Stock, par value $0.0001 per share, authorized 400,000,000 shares; issued and outstanding 23,862,434 shares, as of September 30, 2023, actual; authorized 400,000,000 shares; issued and outstanding shares, as adjusted	2,386
Preferred Stock, undesignated, authorized 4,818,654 shares	--
Series A Preferred Stock, par value $0.0001, authorized 5,181,346 shares; issued and outstanding 210, as of September 30, 2023	--
Additional paid-in capital	305,311,462
Accumulated deficit	(294,027,153)
Total stockholders’ equity	$11,286,695

A $0.10 increase in the assumed combined public offering price of $            per share of Common Stock and accompanying Warrant (which is based on the last reported closing price of our Common Stock of $            per share on             , 2023), would increase cash and cash equivalents and total stockholders’ equity by approximately $      million, assuming the number of shares of Common Stock and accompanying Warrants offered by us, as set forth on the cover of this prospectus, remains the same and after deducting placement agent fees and estimated offering expenses payable by us and assuming no sale of Pre-Funded Warrants. The as adjusted information discussed above is illustrative only and will adjust based on the actual combined public offering price and other terms of this offering determined at pricing.

The total number of shares of our Common Stock reflected in the discussion and table above is based on 23,862,434 shares outstanding as of September 30, 2023, and excludes:

•	49,873 shares are reserved for issuance upon exercise of outstanding options issued under our stock option plans;

•	25,000 shares are reserved for issuance upon exercise of outstanding options issued pursuant to the employment inducement award exemption provided by Nasdaq Listing Rule 5635(c)(4);

•	1,722,240 shares are reserved for issuance upon exercise of outstanding warrants to purchase Common Stock; and

•	210 shares of convertible preferred stock, convertible into 11 shares of Common Stock.

Unless otherwise indicated, all information in this prospectus reflects or assumes no exercises of any outstanding stock options or warrants.

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DILUTION

If you invest in the securities being offered by this prospectus, your interest will be diluted immediately to the extent of the difference between the combined public offering price per share of Common Stock and accompanying Warrant and the as adjusted net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of September 30, 2023 was $11,286,695, or $0.47 per share of our Common Stock. Historical net tangible book value per share represents the amount of our total tangible assets, less total liabilities, divided by the number of shares of our Common Stock outstanding as of September 30, 2023.

After giving effect to the sale in this offering of            shares of Common Stock and accompanying Warrants offered by this prospectus (assuming a combined public offering price of $            per share of Common Stock and accompanying Warrant), and after deducting the placement agent fees and estimated offering expenses payable by us, assuming no exercise of the Warrants and no sale of Pre-Funded Warrants, our as adjusted net tangible book value as of September 30, 2023 would have been approximately $            or approximately $            per share. This represents an immediate                 in as adjusted net tangible book value of approximately $            per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of approximately $            per share to purchasers of our securities in this offering, as illustrated by the following table:

Combined assumed public offering price per share of Common Stock and accompanying Warrant		$
Increase (decrease) in as adjusted net tangible per share attributable to investors in this Offering	$
As adjusted net tangible book value per share, as adjusted to give effect to this Offering	$
Dilution in as adjusted net tangible book value per share to investors in this Offering		$

A $0.10 increase in the assumed combined public offering price of $            per share and accompanying Warrant (which is based on the last reported closing price of our Common Stock of $            per share on            , 2023), would increase our as adjusted net tangible book value after giving effect to this Offering by approximately $            and the dilution to our as adjusted net tangible book value per share to new investors in this offering by $            per share, assuming the number of shares of Common Stock and accompanying Warrants offered by us, as set forth on the cover of this prospectus, remains the same and after deducting placement agent fees and estimated offering expenses payable by us and assuming no exercise of the accompanying Warrants and no sale of Pre-Funded Warrants.

The total number of shares of our Common Stock reflected in the discussion and table above is based on 23,862,434 shares outstanding as of September 30, 2023, and excludes:

•	49,873 shares are reserved for issuance upon exercise of outstanding options issued under our stock option plans;

•	25,000 shares are reserved for issuance upon exercise of outstanding options issued pursuant to the employment inducement award exemption provided by Nasdaq Listing Rule 5635(c)(4);

•	1,722,240 shares are reserved for issuance upon exercise of outstanding warrants to purchase Common Stock; and

•	210 shares of convertible preferred stock, convertible into 11 shares of Common Stock.

Unless otherwise indicated, all information in this prospectus reflects or assumes no exercises of any outstanding stock options or warrants.

To the extent that our outstanding options or warrants are exercised or converted, as applicable, you could experience further dilution. To the extent that we raise additional capital through the sale of additional equity, the issuance of any of our shares of Common Stock could result in further dilution to our stockholders.

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DESCRIPTION OF SECURITIES THAT WE ARE OFFERING

We are offering            shares of our Common Stock and accompanying Warrants to purchase up to an aggregate of            shares of our Common Stock, which number of shares of Common Stock and accompanying Warrants are based on an assumed combined public offering price of $            per share of Common Stock and accompanying Warrant. Each share of our Common Stock is being sold together with a Warrant to purchase          shares of our Common Stock. The shares of our Common Stock will be issued separately from the accompanying Warrants. We are also registering the shares of our Common Stock issuable from time to time upon exercise of the Warrants offered hereby. The following descriptions of our Common Stock, Warrants and certain provisions of our Charter, our Bylaws and Delaware law are summaries. You should also refer to our Charter and our Bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

Authorized Capital Stock

We are authorized to issue 410,000,000 shares of our capital stock consisting of (a) 400,000,000 shares of Common Stock, par value $0.0001 per share, (b) 4,818,654 shares of undesignated “blank check” preferred stock, par value $0.0001 per share, and (c) 5,181,346 shares of Series A Preferred Stock, par value $0.0001 per share. As of September 30, 23,862,434 shares of our Common Stock were issued and outstanding and 210 shares of our Series A Preferred Stock were issued and outstanding, and there were 1,722,240 shares of Common Stock underlying warrants outstanding.

Common Stock

The description of our Common Stock is incorporated by reference to Exhibit 4.17 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023. Our Common Stock is traded on Nasdaq under the symbol “TENX”. The transfer agent and registrar for our Common Stock is Issuer Direct Corporation. The transfer agent’s address is 1 Glenwood Ave Suite 1001, Raleigh, NC 27603 and its telephone number is (919) 481-4000.

Warrants

The following summary of certain terms and provisions of the Warrants offered hereby is subject to the form of Warrant, which will be filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Warrant.

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Duration and Exercise Price. The Warrants will have an exercise price of $ per share, which is % of the combined public offering price per share of our Common Stock and accompanying Warrant in this offering. The Warrants are exercisable at any time after , and at any time up to the date that is years after such date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Common Stock in this offering will be issued separately from the accompanying Warrants and may be transferred separately immediately thereafter.

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Exercisability. The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will round down to the next whole share.

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Exercise Limitation. A holder will not have the right to exercise any portion of the Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage, not to exceed 9.99%, provided that any increase will not be effective until the 61st day after such election.

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Cashless Exercise. If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Warrants.

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Transferability. Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer. Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer. Subject to applicable laws, a Warrant in book entry form may be transferred at the option of the holder through the facilities of the Depository Trust Company and Warrants in physical form may be transferred upon surrender of the Warrant to the warrant agent together with the appropriate instruments of transfer. Pursuant to a warrant agency agreement between us and Direct Transfer LLC, as warrant agent, the Warrants initially will be issued in book-entry form and will be represented by one or more global certificates deposited with The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

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Exchange Listing. There is no trading market available for the Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Warrants on any securities exchange or nationally recognized trading system.

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Right as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until the holder exercises their Warrants.

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Fundamental Transaction. In the event of a fundamental transaction, as described in the form of Warrant, and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another entity, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants offered hereby is subject to the provisions of the form of Pre-Funded Warrant, which will be filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Pre- Funded Warrant.

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Duration and Exercise Price. Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.001. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Pre-Funded Warrants will be issued separately from the accompanying Warrants and may be transferred separately immediately thereafter.

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Exercisability. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). No fractional shares of Common Stock will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional shares, we will round down to the next whole share.

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Exercise Limitation. A holder will not have the right to exercise any portion of the Pre-Funded Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. However, any holder may increase or decrease such percentage, not to exceed 9.99%, provided that any increase will not be effective until the 61st day after such election.

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Cashless Exercise. In lieu of making a cash payment of the aggregate exercise price of the Pre-Funded Warrant, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants.

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Transferability. Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

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Exchange Listing. There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

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Right as a Stockholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until the holder exercises their Pre-Funded Warrants.

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Fundamental Transaction. In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another entity, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

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PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, dated as of           , 2023, we have engaged Roth Capital Partners, LLC to act as our lead placement agent to solicit offers to purchase the securities offered by this prospectus on a reasonable best efforts basis. The placement agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we might not sell the entire amount of securities being offered, or any at all. The placement agent may engage one or more subagents or selected dealers in connection with this offering.

We will enter into a securities purchase agreement directly with the institutional investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

The placement agency agreement provides that the placement agent’s obligations are subject to the conditions contained in the placement agency agreement.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about           , 2023. There is no minimum number of securities or amount of proceeds that is a condition to closing of this offering.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to 6.5% of the aggregate gross proceeds to us from the sale of the securities in the offering. In addition, we will reimburse the placement agent for its out-of-pocket expenses incurred in connection with this offering, including the fees and expenses of the counsel for the placement agent, up to $100,000.

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us, assuming the purchase of all the securities we are offering.

	Per Share and Common Warrant	Per Pre-Funded Warrant and Common Warrant
Public offering price	$	$
Placement Agent fees	$	$
Proceeds to us, before expenses	$	$

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding placement agent fees, will be approximately $           , all of which are payable by us. This figure includes the placement agent’s accountable expenses, including, but not limited to, legal fees for placement agent’s legal counsel, that we have agreed to pay at the closing of the offering up to an aggregate expense reimbursement of $100,000.

Lock-Up Agreements

We and our executive officers and directors expect to enter into lock up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 90 days from the effective date of the registration statement of which this prospectus forms a part, without the prior consent of the representative, agree not to (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the SEC in respect of, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (b) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in (a) above or (c) below is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise; or (c) make any demand for or exercise any right with respect to, the registration of any share of our capital stock or any security convertible into or exercisable or exchangeable for shares of our capital stock; or (d) publicly announce an intention to effect any transaction specified in (a), (b) or (c) above.

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Leak-Out Agreements

Investors in this offering will enter into leak-out agreements wherein each investor who is party thereto (together with certain of its affiliates) will agree not to sell, dispose or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions), on any trading day, shares of our Common Stock, including shares of Common Stock purchased in this offering and the shares of Common Stock issuable upon exercise of the Warrants, in an amount more than a specified percentage of the trading volume of our Common Stock on the principal trading market, subject to certain exceptions. This restriction will not apply to any actual “long” (as defined in Regulation SHO promulgated under the Exchange Act) sales by such investor (together with certain of its affiliates) (i) at prices greater than $          (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar events) and (ii) purchased in open market transactions by such investor (together with certain of its affiliates). Further, this restriction will not apply to sales or transfers of any such shares of Common Stock in transactions which do not need to be reported on the Nasdaq consolidated tape so long as the purchaser or transferee executes and delivers a leak-out agreement. After such sale or transfer, future sales of the securities covered by the leak-out agreement entered into by the original owner (together with certain of its affiliates) and the purchaser or transferee will be aggregated to determine compliance with the terms of the leak-out agreement.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the placement agent may be required to make for these liabilities.

Determination of Offering Price and Warrant Exercise Price

The actual public offering price of the securities we are offering, and the exercise price of the Warrants and Pre-Funded Warrants that we are offering, will be negotiated between us, the placement agent and the investors in the offering based on the trading price of our Common Stock prior to the offering, among other things. Other factors that will be considered in determining the public offering price of the securities we are offering, as well as the exercise price of the Warrants and Pre-Funded Warrants that we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as are deemed relevant.

Other Compensation

If within six (6) months following the termination or expiration of our engagement with the placement agent, we complete any sale of equity or equity-linked securities for which the placement agent is not acting as underwriter or placement agent (other than the exercise by any person or entity of any options, warrants or other convertible securities) to any of the investors that the placement agent introduced to us or with which the placement agent conducted discussions on our behalf, subject to specified exceptions, then we are required to pay to the placement agent a commission as described in this section, in each case only with respect to the portion of such financing received from such investors.

Right of First Refusal

Provided the placement agent does not terminate the engagement and the offering is consummated during the engagement period, then if during the engagement period or within twelve (12) months thereafter, we pursue any offering of equity, equity-linked or debt securities for cash, the placement agent has the right to act as exclusive placement agent or lead left underwriter and sole book runner, as applicable, for such offering.

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Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

Certain Relationships

On August 29, 2022, we engaged the placement agent to provide advisory services in connection with a (i) merger, consolidated, reorganization or other business combination or (ii) the sale, transfer or other disposition of all or a significant portion of the capital stock or assets of the Company by way of tender or exchange offer, option, negotiated purchase, leveraged buyout, joint venture, license or otherwise (in each case, a “Transaction”). In connection with such engagement, we paid to the placement agent an upfront cash fee of $300,000. The placement agent is also entitled to receive a cash fee equal to $600,000 upon the consummation of a Transaction (the “M&A Advisory Fee”). We have also agreed to pay the placement agent a $250,000 in the event we request that it provides an opinion to our board of directors in connection with a Transaction, which fee will be credited against the M&A Advisory Fee. Notwithstanding the foregoing, the placement agent will not receive any fees in connection with an M&A Transaction unless FINRA determines that such payment would not be deemed underwriters’ compensation in connection with this offering.

On February 3, 2023, we entered into a placement agency agreement with the placement agent in connection with the public offering of Common Stock (or pre-funded warrants in lieu thereof) and warrants to purchase Common Stock, resulting in gross proceeds of approximately $15.6 million. As compensation in connection with the February 2023 public offering, the Company paid the placement agent a cash fee of 7% of the aggregate gross proceeds raised in the offering, plus reimbursement of certain expenses and legal fees.

The placement agent and its affiliates may in the future also provide, from time to time, other investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

The Nasdaq Capital Market Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “TENX.”

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Offer Restrictions Outside the United States

European Economic Area

In relation to each member state of the European Economic Area, no offer of securities which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities referred to in (a) to (c) above shall result in a requirement for the Company or the placement agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of securities is made or who receives any communication in respect of an offer of securities, or who initially acquires any shares of our securities will be deemed to have represented, warranted, acknowledged and agreed to and with the placement agent and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares of our securities acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the placement agent has been given to the offer or resale; or where our securities have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the placement agent and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of our securities in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Member State of our securities which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the placement agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the placement agent have authorized, nor do they authorize, the making of any offer of securities in circumstances in which an obligation arises for the Company or the placement agent to publish a prospectus for such an offer.

For the purposes of this provision, the expression an “offer of our securities to the public” in relation to any of our securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State. The above selling restriction is in addition to any other selling restrictions set out below.

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Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to our securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or our securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of our securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of our securities.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of our securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring our securities must observe such Australian on-sale restrictions.

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This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

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(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the placement agent is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

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LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Wyrick Robbins Yates & Ponton LLP of Raleigh, North Carolina. Pryor Cashman LLP, New York, New York is acting as counsel for the placement agent in connection with certain legal matters related to this offering.

EXPERTS

The historical consolidated financial statements of our Company as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022, have been so incorporated in reliance on the report of Cherry Bekaert LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report contains an explanatory paragraph regarding our ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement and its exhibits.

You can read our electronic SEC filings, including such registration statement, on the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at the website of the SEC referred to above. We also maintain a website at www.TenaxThera.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our securities in this offering.

INFORMATION INCORPORATED BY REFERENCE

We have elected to incorporate by reference certain information in this prospectus pursuant to General Instruction VII of Form S-1. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K, and any exhibits relating to such information, which is neither deemed filed nor incorporated by reference herein:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 31, 2023;

•	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the Commission on May 15, 2023;

•	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023, filed with the Commission on August 14, 2023;

•	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, filed with the Commission on November 13, 2023;

•

the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 4, 2023, January 20, 2023, February 1, 2023, February 7, 2023, February 10, 2023, March 22, 2023, March 30, 2023, April 13, 2023, May 31, 2023, June 13, 2023, July 19, 2023, August 15, 2023, September 29, 2023, November 13, 2023 and December 1, 2023;

•

the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 from the Registrant’s proxy statement on Schedule 14A, filed with the Commission on April 28, 2023; and

•

the description of the Registrant’s Common Stock contained in Exhibit 4.17 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023, including any amendments or reports filed for the purpose of updating such description.

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We also incorporate by reference into this prospectus additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act: (i) on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) on or after the date of this prospectus but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, but not delivered with such prospectus. Requests should be directed to:

Tenax Therapeutics, Inc.

101 Glen Lennox Drive, Suite 300

Chapel Hill, North Carolina 27517

(919) 855-2100

info@tenaxthera.com

Copies of these filings are also available on our website at www.tenaxthera.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

52

Shares of Common Stock

Warrants to Purchase up to       Shares of Common Stock

Pre-Funded Warrants to purchase up to       Shares of Common Stock

 Up to       Shares of Common Stock underlying Warrants and Pre-Funded Warrants

TENAX THERAPEUTICS, INC.

PROSPECTUS

Roth Capital Partners

The date of this prospectus is , 2023

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the registrant. All of such fees and expenses, except for the Securities and Exchange Commission (“SEC”) registration and the FINRA filing fee, are estimated:

SEC registration fee		$5,314
FINRA filing fee	$	*
Transfer agent and registrar fees and expenses	$	*
Legal fees and expenses	$	*
Printing fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous fees and expenses	$	*
Total	$	*

* To be filed by amendment

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Certificate of Incorporation, as amended (the “Charter”), and our Third Amended and Restated Bylaws, as amended (the “Bylaws”), provide that our directors and officers will be indemnified by us to the fullest extent authorized by the DGCL. In addition, our Charter provides, as permitted by Section 102(b)(7) of DGCL, that our directors will not be liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they (i) violated their duty of loyalty to us or our stockholders, (ii) acted, or failed to act, in good faith, (iii) acted with intentional misconduct, (iv) knowingly or intentionally violated the law, (v) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (vi) derived an improper personal benefit from their actions as directors.

Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee, or agent for any liability arising out of his or her actions, regardless of whether DGCL would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers.

In addition, we have also entered into an indemnification agreement with certain of our directors and officers. The indemnification agreements require us to indemnify and hold harmless and advance expenses to each indemnitee in respect of acts or omissions occurring prior to the time the indemnitee ceases to be an officer and/or director of the Company to the fullest extent permitted by applicable law. The rights provided in the indemnification agreements are in addition to the rights provided in our Charter, Bylaws, and the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Charter, our Bylaws, or any agreement, vote of stockholders or disinterested directors or otherwise.

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We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

We plan to enter into a placement agent agreement that provides that we are to indemnify the placement agent under certain circumstances and the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Item 15. Recent Sales of Unregistered Securities

The following is a summary of all of our securities sold by us within the past three years which were not registered under the Securities Act, as retrospectively adjusted to reflect our 1-for-20 prior reverse stock split made effective on January 4, 2023:

May 2022 Private Placement (the “May 2022 Offering”)

On May 17, 2022, we entered into a securities purchase agreement with an institutional investor, a related party, pursuant to which we agreed to sell and issue to the investor 529,802 units in a private placement at a purchase price of $15.50 per unit. Each unit consisted of (i) one unregistered pre-funded warrant to purchase one share of our common stock, par value $0.0001 per share (“Common Stock”) and (ii) one unregistered warrant to purchase one share of Common Stock, at an exercise price of $12.60 per share with a term of five and a half years (together with the pre-funded warrants, the “2022 Warrants”). The net proceeds from the May 2022 Offering, after direct offering expenses, were approximately $7.9 million.

The May 2022 Offering was pursuant to Section 4(a)(2) of the Securities Act.

Additionally, in connection with the May 2022 Offering, we entered into a warrant amendment agreement (the “Warrant Amendment Agreement”) with the investor, in consideration for the investor’s purchase of units in the May 2022 Offering, pursuant to which we agreed to amend certain previously issued warrants held by the investor.

July 2021 Private Placement (the “July 2021 Offering”)

On July 6, 2021, we entered into a securities purchase agreement with an institutional investor, a related party, pursuant to which we agreed to sell and issue to the investor 238,664 units in a private placement at a purchase price of $41.90 per unit. Each unit consisted of (i) one unregistered pre-funded warrant to purchase one share of Common Stock and (ii) one unregistered warrant to purchase one share of Common Stock, at an exercise price of $39.40 per share with a term of five and a half years (together with the pre-funded warrants, the “2021 Warrants”). Pursuant to the Warrant Amendment Agreement, the unregistered warrants were subsequently amended to lower the exercise price to $12.60 per share and to extend the termination date of the warrants to January 8, 2029. The net proceeds from the private placement, after deducting placement agent fees and expenses, were approximately $9.2 million.

Additionally, in connection with the July 2021 Offering, we issued to designees of the placement agent warrants to purchase 17,900 shares of Common Stock at an exercise price of $49.20 and a contractual term of five years.

The July 2021 Offering was pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)(ii) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

i.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

ii.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Chapel Hill, State of North Carolina, on December 1, 2023.

TENAX THERAPEUTICS, INC.
By:	/s/ Christopher T. Giordano
Name:	Christopher T. Giordano
Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Christopher T. Giordano and Eliot M. Lurier, and each of them as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Signature	Title	Date

/s/ Christopher T. Giordano	President, Chief Executive Officer and Director (principal executive officer)	December 1, 2023
Christopher T. Giordano

/s/ Eliot M. Lurier	Interim Chief Financial Officer	December 1, 2023
Eliot M. Lurier	(principal financial officer and principal accounting officer)

/s/ Gerald Proehl	Chairman of the Board and Director	December 1, 2023
Gerald Proehl

/s/ June Almenoff, MD	Director	December 1, 2023
June Almenoff, MD

/s/ Michael Davidson, MD	Director	December 1, 2023
Michael Davidson, MD

/s/ Declan Doogan, MD	Director	December 1, 2023
Declan Doogan, MD

/s/ Robyn M. Hunter	Director	December 1, 2023
Robyn M. Hunter

/s/ Stuart Rich, MD	Director	December 1, 2023
Stuart Rich, MD

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EXHIBIT INDEX

Incorporated by Reference (Unless Otherwise Indicated)
Exhibit Number	Exhibit Title	Form	File	Exhibit	Filing Date
1.1	Form of Placement Agency Agreement by and between Tenax Therapeutics, Inc. and Roth Capital Partners, LLC, as exclusive placement agent thereunder.	--	--	--	To be filed by amendment

2.1	Agreement and Plan of Merger between Synthetic Blood International, Inc. and Oxygen Biotherapeutics, Inc. dated April 28, 2008.	8-K	002-31909	2.01	June 30, 2008

2.2	Asset Purchase Agreement by and between Oxygen Biotherapeutics, Inc., Life Newco, Inc., Phyxius Pharma, Inc., and the stockholders of Phyxius Pharma, Inc. dated October 21, 2013.	8-K	001-34600	2.1	October 25, 2013

2.3	Agreement and Plan of Merger among PHPrecisionMed Inc., Tenax Therapeutics, Inc., Life Newco II, Inc., and Dr. Stuart Rich dated January 15, 2021.	8-K	001-34600	2.1	January 19, 2021

3.1.1	Certificate of Incorporation of Oxygen Biotherapeutics, Inc., dated April 17, 2008.	8-K	002-31909	3.01	June 30, 2008

3.1.2	Certificate of Amendment of the Certificate of Incorporation, effective November 9, 2009.	8-K	002-31909	3.1	November 13, 2009

3.1.3	Certificate of Amendment of the Certificate of Incorporation, effective May 10, 2013.	8-K	001-34600	3.1	May 15, 2013

3.1.4	Certificate of Amendment of the Certificate of Incorporation, effective September 19, 2014.	10-Q	001-34600	3.4	December 15, 2014

3.1.5	Certificate of Amendment of the Certificate of Incorporation, effective February 23, 2018.	8-K	001-34600	3.1	February 23, 2018

3.1.6	Certificate of Amendment to Certificate of Incorporation, as amended of Tenax Therapeutics, Inc., effective January 4, 2023.	8-K	001-34600	3.1	January 4, 2023

3.2	Certificate of Designation of Series A Convertible Preferred Stock, dated December 10, 2018.	8-K	001-34600	4.1	December 11, 2018

3.3	Certificate of Designation of Series B Convertible Preferred Stock, dated January 15, 2021.	8-K	001-34600	4.1	January 19, 2021

3.4	Fourth Amended and Restated Bylaws.	8-K	001-34600	3.1	August 15, 2023

4.1	Specimen Stock Certificate.	10-K	001-34600	4.1	July 23, 2010

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4.2	Representative’s Warrant to Purchase Shares of Common Stock, dated December 11, 2018.	8-K	001-34600	4.2	December 11, 2018

4.3	Form of Warrant to Purchase Shares of Common Stock, dated December 11, 2018.	8-K	001-34600	4.3	December 11, 2018

4.4	Warrant Agency Agreement, dated December 11, 2018.	8-K	001-34600	4.4	December 11, 2018

4.5	Form of Pre-Funded Warrant, dated March 13, 2020.	8-K	001-34600	4.1	March 13, 2020

4.6	Form of Unregistered Warrant, dated March 13, 2020.	8-K	001-34600	4.2	March 13, 2020

4.7	Form of Placement Agent Warrant, dated March 13, 2020.	8-K	001-34600	4.3	March 13, 2020

4.8	Form of Pre-Funded Warrant, dated July 6, 2020.	8-K	001-34600	4.1	July 8, 2020

4.9	Form of Unregistered Warrant, dated July 6, 2020.	8-K	001-34600	4.2	July 8, 2020

4.10	Form of Placement Agent Warrant, dated July 6, 2020.	8-K	001-34600	4.3	July 8, 2020

4.11	Form of Unregistered Pre-Funded Warrant, dated July 6, 2021.	8-K	001-34600	4.1	July 8, 2021

4.12	Form of Unregistered Warrant, dated July 6, 2021.	8-K	001-34600	4.2	July 8, 2021

4.13	Form of HCW Warrant, dated July 6, 2021.	8-K	001-34600	4.3	July 8, 2021

4.14	Form of Pre-Funded Warrant, dated May 17, 2022.	8-K	001-34600	4.1	May 20, 2022

4.15	Form of Series E Common Stock Warrant, dated May 17, 2022.	8-K	001-34600	4.2	May 20, 2022

4.16	Warrant Amendment Agreement, dated May 17, 2022, by and between the Company and the Investor.	8-K	001-34600	4.3	May 20, 2022

4.17	Warrant Agency Agreement, dated February 3, 2023, by and between Tenax Therapeutics, Inc. and Direct Transfer LLC.	8-K	001-34600	4.1	February 7, 2023

4.18	Form of Pre-Funded Common Stock Purchase Warrant, dated February 3, 2023.	8-K	001-34600	4.2	February 7, 2023

4.19	Form of Common Stock Purchase Warrant, dated February 3, 2023.	8-K	001-34600	4.2	February 7, 2023

4.20	Form of Warrant Agency Agreement.	--	--	--	To be filed by amendment

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4.21	Form of Common Stock Purchase Warrant.	--	--	--	To be filed by amendment

4.22	Form of Pre-Funded Warrant.	--	--	--	To be filed by amendment

4.23	Description of Common Stock.	10-K	001-34600	4.17	March 31, 2023

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.	--	--	--	To be filed by amendment

10.1.1+	1999 Amended Stock Plan, as amended and restated June 17, 2008.	10-K	002-31909	10.15	August 13, 2008

10.1.2+	Amendment No. 1 to Oxygen Biotherapeutics, Inc. 1999 Amended Stock Plan.	10-K	001-34600	10.19	July 29, 2014

10.1.3+	Amendment No. 2 to Oxygen Biotherapeutics, Inc. 1999 Amended Stock Plan.	10-K	001-34600	10.20	July 29, 2014

10.1.4+	Form of Option issued to Executive Officers and Directors.	10-K	002-31909	10.5	August 13, 2004

10.1.5+	Form of Option issued to Employees.	10-K	002-31909	10.6	August 13, 2004

10.1.6+	Form of Option Agreement with Form of Notice of Grant.	10-K	001-34600	10.9	March 16, 2017

10.2.1	Lease Agreement for North Carolina Corporate Office.	10-Q	001-34600	10.6	March 21, 2011

10.2.2	First Amendment to Lease Agreement for North Carolina Corporate Office.	10-K	001-34600	10.74	March 14, 2016

10.2.3	Lease Termination Agreement, dated as of February 7, 2023.	8-K	001-34600	10.3	February 10, 2023

10.3+	Form of Indemnification Agreement.	10-K	001-34600	10.36	July 15, 2011

10.4.1*	License Agreement dated September 20, 2013 by and between Phyxius Pharma, Inc. and Orion Corporation.	10-Q	001-34600	10.3	March 17, 2014

10.4.2*	Amendment to License Agreement, dated as of October 9, 2020, by and between Tenax Therapeutics, Inc. and Orion Corporation.	8-K	001-34600	10.1	October 15, 2020

10.4.3*	Amendment to the License Agreement of September 20, 2013 by and between Tenax Therapeutics, Inc. and Orion Corporation, dated as of January 25, 2022.	8-K	001-34600	10.1	January 28, 2022

10.5+	Description of Non-Employee Director Compensation, effective June 15, 2015.	10-Q	001-34600	10.1	September 9, 2015

10.6.1+	2016 Stock Incentive Plan.	10-Q	001-34600	10.1	August 9, 2016

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10.6.2+	Amendment No. 1 to 2016 Stock Incentive Plan.	10-Q	001-34600	10.1	August 14, 2019

10.6.3+	Amendment No. 2 to 2016 Stock Incentive Plan.	10-Q	001-34600	10.1	August 16, 2021

10.6.4+	Form of Option issued to Non-Employee Directors under 2016 Stock Incentive Plan.	10-Q	001-34600	10.2	August 14, 2018

10.6.5+	Form of Option issued to Employees and Contractors under 2016 Stock Incentive Plan.	10-Q	001-34600	10.3	August 14, 2018

10.6.6+	Form of Incentive Stock Option Agreement under 2016 Stock Incentive Plan.	10-Q	001-34600	10.4	August 14, 2018

10.7	Form of Securities Purchase Agreement, dated as of March 11, 2020, by and between Tenax Therapeutics, Inc. and the investor identified on the signature page thereto.	8-K	001-34600	10.1	March 13, 2020

10.8	Form of Securities Purchase Agreement for Class C Units and Class D Units, dated as of July 6, 2020, by and between Tenax Therapeutics, Inc. and the Investor.	8-K	001-34600	10.1	July 8, 2020

10.9	Form of Securities Purchase Agreement for Class E Units and Class F Units, dated as of July 6, 2020, by and between Tenax Therapeutics, Inc. and the Investor.	8-K	001-34600	10.2	July 8, 2020

10.10	Form of Registration Rights Agreement, dated as of July 6, 2020, by and between Tenax Therapeutics, Inc. and the Investor.	8-K	001-34600	10.3	July 8, 2020

10.11+	Executive Employment Agreement with Dr. Stuart Rich dated January 15, 2021.	8-K	001-34600	10.1	January 19, 2021

10.12	Securities Purchase Agreement for Unregistered Pre-Funded Warrant, dated as of July 6, 2021 by and between Tenax Therapeutics, Inc. and the Investor.	8-K	001-34600	10.1	July 8, 2021

10.13	Registration Rights Agreement, dated July 6, 2021, by and between Tenax Therapeutics, Inc. and the Investor.	8-K	001-34600	10.2	July 8, 2021

10.14+	Executive Employment Agreement dated July 6, 2021, by and between Tenax Therapeutics, Inc. and Christopher T. Giordano.	8-K	001-34600	10.4	July 8, 2021

10.15+	Plan for Employee Inducement Stock Options adopted July 6, 2021 with Form of Stock Option Agreement.	8-K	001-34600	10.5	July 8, 2021

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10.16 +*	Consulting Agreement dated October 14, 2021, by and between Tenax Therapeutics, Inc. and Danforth Advisors, LLC.	10-K	001-34600	10.20	March 29, 2022

10.17	Securities Purchase Agreement for Units, dated as of May 17, 2022, by and between the Company and the Investor.	8-K	001-34600	10.1	May 20, 2022

10.18	Registration Rights Agreement, dated as of May 17, 2022, by and between the Company and the Investor.	8-K	001-34600	10.2	May 20, 2022

10.19+	Tenax Therapeutics, Inc. 2022 Stock Incentive Plan.	8-K	001-34600	10.1	June 10, 2022

10.20+	Form of Tenax Therapeutics, Inc. Notice of Stock Option Grant and Award Agreement.	8-K	001-34600	10.2	June 10, 2022

10.21	Waiver dated June 13, 2022.	8-K	001-34600	10.1	June 16, 2022

10.22	Placement Agency Agreement, dated as of February 3, 2023, by and between Tenax Therapeutics, Inc. and Roth Capital Partners, LLC.	8-K	001-34600	10.1	February 7, 2023

10.23	Form of Securities Purchase Agreement by and between Tenax Therapeutics, Inc. and the purchasers named therein.	8-K	001-34600	10.2	February 7, 2023

10.24	Form of Leak-Out Agreement by and between Tenax Therapeutics, Inc. and the persons named therein.	8-K	001-34600	10.3	February 7, 2023

10.25	Form of Securities Purchase Agreement.	--	--	--	To be filed by amendment

10.26	Form of Placement Agency Agreement.	--	--	--	To be filed by amendment

10.27	Form of Leak-Out Agreement.	--	--	--	To be filed by amendment

21.1	List of Subsidiaries of Registrant.	10-K	001-34600	21.1	March 31, 2023

23.1	Consent of Independent Registered Public Accounting Firm.	--	--	--	Filed herewith

23.2	Consent of Wyrick Robbins Yates & Ponton (included in Exhibit 5.1).	--	--	--	To be filed by amendment

24.1	Power of Attorney (included on the signature page of this registration statement).	--	--	--	Filed herewith

107	Filing Fee Table.	--	--	--	Filed herewith

+ Management contract or compensatory plan.

* Certain confidential portions and/or the schedules and attachments to this exhibit have been omitted from this filing pursuant to a confidential treatment request filed with the SEC, or Item 601(a)(5) or 601(b)(10)of Regulation S-K, as applicable. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon request.

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